SCHEDULE 14C INFORMATION
        Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934

Check the appropriate box:

|_|   Preliminary Information Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

|X|   Definitive Information Statement

                                DUNE ENERGY, INC.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

      (1) Title of each class of securities to which transaction applies:


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      (2) Aggregate number of securities to which transaction applies:


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      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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      (4) Proposed maximum aggregate value of transaction:


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      (5) Total fee paid:


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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:


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      (2) Form, Schedule or Registration Statement No.:


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      (3) Filing Party:


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      (4) Date Filed:


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

                                DUNE ENERGY, INC.
                         3050 Post Oak Blvd., Suite 695
                              Houston, Texas 77056

                              INFORMATION STATEMENT
                              (Dated May 21, 2007)

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE "ACTIONS", DEFINED BELOW, HAVE ALREADY BEEN APPROVED BY WRITTEN CONSENT OF THE SHAREHOLDER WHO OWNS A MAJORITY (58.3%) OF THE OUTSTANDING SHARES OF COMMON STOCK OF DUNE ENERGY, INC. A VOTE OF THE REMAINING SHAREHOLDERS IS NOT NECESSARY.

                                     GENERAL

      This Information Statement is being furnished on or about the date first set forth above to holders (who are holders of record as of the close of business on April 25, 2007 (the "Record Date") of the common stock, $0.001 par value per share ("Common Stock"), of Dune Energy, Inc., a Delaware corporation ("we" or the "Company"), in connection with the following (the "Actions"):

      1. Increasing the number of shares of Common Stock that the Company is presently authorized to issue from 100,000,000 to 200,000,000;

      2. Amending the Company's Certificate of Incorporation, with the only amendment being to increase the number of presently authorized shares of Common Stock as set forth above;

      3. Authorizing and approving the issuance of up to 4,000,000 shares of the Company's Common Stock in connection with the retention of two key individuals currently employed by the Company; and

      4. Authorizing and approving the issuance of a number of shares of Common Stock in excess of twenty percent (20%) of the Company's currently issued and outstanding shares of Common Stock, resulting from the Company issuing certain securities convertible into shares of Common Stock in connection with an acquisition.

      Our Board of Directors has unanimously approved, and Itera Holdings BV, the holder of 35,464,397 shares (58.3%) of the 60,810,813 shares of Common Stock outstanding as of the date of this Information Statement, has consented in writing to, the Actions. Such approval and consent are sufficient under Section 228 of the Delaware General Corporation Law and our By-Laws to approve the Actions. The elimination of the need for a special or annual meeting of stockholders to ratify or approve the Actions is authorized by Section 228(a) of the DGCL, which provides that the written consent of stockholders holding at least a majority of the voting power may be substituted for such a special or annual meeting. In order to eliminate the costs and management time involved in holding a special or annual meeting and in order to effect or ratify the Actions as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors voted to utilize the written consent of the shareholder holding a majority of the voting power of the Company. Our Board of Directors does not intend to solicit any proxies or consents in connection with the foregoing actions. Accordingly, the Actions will not be submitted to our other shareholders for a vote and this Information Statement is being furnished to shareholders solely to provide them with certain information concerning the Actions in accordance with the requirements of Delaware law and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including particularly Regulation 14C.

      The offices of the Company are located at 3050 Post Oak Blvd., Houston, Texas 77056 and the Company's telephone number is (713) 888-0895.

                  1. INCREASE IN NUMBER OF PRESENTLY AUTHORIZED
                             SHARES OF COMMON STOCK

      The Company intends to increase the number of shares of its Common Stock that it is presently authorized to issue from 100,000,000 to 200,000,000. The Company believes that this increase in the number of its presently authorized shares is appropriate and in the best interests of the Company because it would afford us with the flexibility of issuing a higher percentage of equity than debt in connection with a potential transaction. Such potential transaction could involve, among other things, issuing shares of our Common Stock in order to (i) raise capital to finance a potential acquisition, (ii) issue shares of our Common Stock directly to a seller in a potential acquisition, (iii) raise capital to refinance all or a portion of our existing credit facility and/or
(iv) raise capital to accelerate our drilling program and provide general working capital. While we may utilize shares of our Common Stock resulting from the increase in our number of authorized shares of Common Stock in connection with the "Acquisition" described in Item 4 below, the increase in the number of authorized shares of Common Stock is not specifically for such purpose.

      The increase in the number of authorized shares of our Common Stock will become effective upon the Company's filing of the Amendment to Certificate of Incorporation, described below, with the Secretary of State of Delaware.

      Since the number of authorized shares of our Common Stock will be increased to 200,000,000, the issuance in the future of such authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock.

      Release No. 34-15230 of the staff of the Securities and Exchange Commission (the "Commission") requires disclosure and discussion of the effects of any shareholder proposal that may be used as an anti-takeover device. However, the proposed increased in the number of shares of authorized Common Stock is not the result of any such specific effort; rather, as indicated above, the purpose of the increase in the number of shares of authorized Common Stock is to provide the Company's management with the ability to issue shares for future acquisition, financing and operational possibilities, and not to construct or enable any anti-takeover defense or mechanism on behalf of the Company. While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders, the Company has no intent or plan to employ the additional unissued authorized shares as an anti-takeover device. As a consequence, the increase in authorized Common Stock may make it more difficult for, prevent or deter a third party from acquiring control of the Company or changing its board of directors and management, as well as inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. The Company currently has no such provisions in any of its governing documents.

      As summarized below, provisions of the Company's Certificate of Incorporation and by-laws and applicable provisions of the Delaware General Corporation Law may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. These provisions may also have the effect of deterring hostile takeovers or delaying changes in the Company's control or in its management.

      Undesignated Preferred Stock. The Company's Certificate of Incorporation authorizes issuance of shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Our Board of Directors can also fix the number of shares constituting a series of preferred stock, without any further vote or action by the Company's stockholders. The issuance of undesignated preferred stock with voting, conversion or other rights or preferences, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of (i) delaying or preventing a change in control, (ii) causing the market price of the Company's Common Stock to decline or (iii) impairing the voting power and other rights of the holders of the Company's Common Stock.

      No Cumulative Voting. The Company's Certificate of Incorporation and bylaws do not provide for cumulative voting in the election of directors. The combination of the present ownership by a few stockholders of a significant portion of the Company's issued and outstanding Common Stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company's Board of Directors or for another party to obtain control of the Company by replacing its Board of Directors.

      Section 203 of the General Corporation Law of the State of Delaware. The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the time the person became an interested stockholder unless:

            o prior to the time the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

            o upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding stock owned by the interested stockholder) those (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer; or

            o at or subsequent to the time the person became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3rd% of the outstanding voting stock which is not owned by the interested shareholder.

      The application of Section 203 may limit the ability of the Company's stockholders to approve a transaction that they may deem to be in their interests. Under Section 203, a "business combination" generally includes a merger, asset or stock sale, or other similar transaction with an interested stockholder, and an "interested stockholder" is generally a person who, together with it affiliates and associates, owns or, in the case of affiliates or associates of the corporation, owned 15% or more of a corporation's outstanding voting securities within three years prior to the determination of interested stockholder status.

                  2. AMENDMENT TO CERTIFICATE OF INCORPORATION

      The Company intends to file with the Secretary of State of Delaware an Amendment to its Certificate of Incorporation, in the form attached hereto as Exhibit A, approximately 21 days after the mailing of the Company's definitive Information Statement on this Schedule 14C to all stockholders of the Company on the Record Date. The only amendment to the Company's Certificate of Incorporation will be with respect to the increase of the number of presently authorized shares of Common Stock of the Company from 100,000,000 to 200,000,000.

      The increase in the number of presently authorized shares of the Company's Common Stock evidenced by the Amendment to the Certificate of Incorporation may have an anti-takeover effect requiring disclosure and discussion under Release No. 34-15230, as disclosed above in this Information Statement under "Increase in Number of Presently Authorized Shares of Common Stock."

                 3. ISSUANCE OF 4,000,000 SHARES OF COMMON STOCK
                           TO CERTAIN KEY INDIVIDUALS

      Our Common Stock is listed on the American Stock Exchange under the symbol "DNE". The rules of the American Stock Exchange require a listed company to obtain shareholder approval prior to issuing common stock to existing employees in order to retain their services (the "Amex Approval").

      On April 17, 2007, the Company entered into Restricted Stock Agreements with each of Alan Gaines and Amiel David, our current Chairman and Senior Advisor to the Board of Directors, respectively, pursuant to which the Company shall, upon receipt of the Amex Approval, grant up to an aggregate of 4,000,000 shares of Common Stock. The issuance of all such shares has been approved by our Board and by our majority stockholder for the purpose of retaining these key employees. Copies of the Restricted Stock Agreements were attached as Exhibits
99.9 and 99.10 to our Current Report on Form 8-K, filed with the Commission on April 18, 2007. Pursuant to the Restricted Stock Agreements, we have granted restricted stock awards to these individuals, as follows:

            o 3,000,000 shares of our Common Stock to Mr. Gaines, which vest equally as to one-third of the shares over a three year period commencing at the grant date; and

            o 1,000,000 shares of our Common Stock to Dr. David, which fully vest as of the grant date.

      As provided in the Restricted Stock Agreements, we retain a right of first refusal to acquire any of the shares awarded to Mr. Gaines and Dr. David at a per share price equal to the difference between (x) any bona fide third party offer and (y) the closing price for our Common Stock on the grant date. We have also agreed to pay each of these executive officers an additional gross-up amount equal to all Federal, state or local taxes imposed upon him by reason of the restricted stock awards

             4. ISSUANCE OF SHARES IN EXCESS OF 20% OF THE COMPANY'S
                  ISSUED AND OUTSTANDING SHARES OF COMMON STOCK

      The rules of the American Stock Exchange require a listed company to obtain shareholder approval when issuing in excess of twenty percent (20%) of its issued and outstanding shares of Common Stock.

      On May 15, 2007 (the "Closing Date"), we completed the purchase (the "Acquisition") of all of the issued and outstanding shares of common stock (the "GEC Common Stock") of Goldking Energy Corporation ("Goldking") pursuant to that certain Stock Purchase and Sale Agreement dated effective April 13, 2007 (the "SPSA") with Goldking Energy Holdings, L.P. (the "Shareholder"). A copy of the SPSA was filed as Exhibit 99.1 to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 18, 2007.

      The purchase price we paid for the GEC Common Stock was $320,500,000 (the "Purchase Price"), payable as follows: (a) $302,500,000 in cash (the "Cash Portion"), and (b) 10,055,866 shares of our common stock, par value $0.001 per share (the "Consideration Shares"), representing shares having a value of $18,000,000 based on the closing price for our common stock on the American Stock Exchange on April 13, 2007. The Consideration Shares will not be registered under state or federal securities laws. At the Closing, we entered into a Registration Rights Agreement with the Shareholder, pursuant to which we agreed to file a registration statement covering the Consideration Shares for resale within 90 days from the Closing Date, and to cause such registration statement to become effective within 180 days following the Closing Date. Upon the occurrence of certain events, we will be obligated to pay to the Shareholder, certain penalties in either cash or in additional shares of our common stock, at our election.

      The Cash Portion of the Purchase Price was financed by the offer and sale by us (the "Offering") of $300 million of our 10 1/2 % Senior Secured Notes due 2012 and $180 million of our Senior Redeemable Convertible Preferred Stock (the "Preferred Stock"), consisting of 180,000 shares of Preferred Stock, with a stated value of $1,000 per share.

      The Preferred Stock sold in the Offering has a liquidation preference of $1,000 per share and pays a dividend at a rate of 10% per annum, payable quarterly, at the option of the Company, in additional shares of Preferred Stock, shares of the Company's Common Stock (subject to the satisfaction of certain conditions) or cash. The Preferred Stock will be initially convertible into 60 million shares of our Common Stock, based on an initial conversion price of $3.00 per share of the Common Stock and reflecting a 20% conversion premium to the $2.50 per share closing price of our Common Stock on the American Stock Exchange on May 1, 2007. We have granted the initial purchaser of the Preferred Stock a 30-day option to acquire an additional 36,000 shares of Preferred Stock.

      The table below gives effect to the Acquisition and sets forth, at May 16, 2007, the number of Common Shares outstanding (inclusive of the shares issued in connection with the Acquisition), the number of Common Shares available for issuance, and the number of Common Stock issuable upon conversion of the Preferred Stock sold in the Offering:

                                                              Common Stock
                                   Common Stock         Issuable upon Conversion
Common Stock Outstanding    Available for Issuance (1)     of Preferred Stock
------------------------    --------------------------     ------------------

     70,866,679 (2)            82,987,003 (1)(3)(4)           60,000,000 (5)
----------

      (1) Assumes authorization of 200 million shares of common stock, par value $.001 per share, of the Company (the "Authorized Stock"), after giving effect to the Certificate of Amendment (form attached as Exhibit A to this Information Statement).

      (2)   Includes Consideration Shares.

      (3) Represents authorized shares of Common Stock (see footnote (1) above), as reduced by (i) Common Stock Outstanding (Column 1) and
            (ii) 4,979,324 shares of Common Stock reserved for issuance upon the exercise or conversion of outstanding option and warrant grants and
            (iii) 7,050,000 shares of Common Stock reserved for issuance under outstanding restricted stock awards.

      (4) Excludes shares of Common Stock issuable upon conversion of the Preferred Stock sold in the Offering (Column 3).

      (5) Represents 180,000 outstanding shares of Preferred Stock, with each share of Preferred Stock being convertible into approximately 333.33 shares of Common Stock, based upon an initial conversion price of $3.00 per share of Common Stock, subject to adjustments more particularly set forth in the Certificate of Designation filed with the Secretary of State of the State of Delaware on May 15, 2007. Does not include up to 36,000 shares of Preferred Stock (convertible into an approximate additional 12 million shares of Common Stock) that are purchasable under a 30-day option to the initial purchaser granted in the Offering.

      Under the terms of the Preferred Stock, there is a one-time test for adjustment of the conversion price and the dividend rate, effective as of May 1, 2008, based upon a specified average trading price of our Common Stock for the 30 trading days up to and including April 30, 2008. If we meet or exceed this target, there will be no adjustment. In addition, the conversion price of the Preferred Stock will be subject to adjustment pursuant to customary anti-dilution provisions and may also be adjusted upon the occurrence of a fundamental change. The Preferred Stock is redeemable at the option of the holder on December 1, 2012 or upon a change of control. In the event we fail to redeem shares of Preferred Stock "put" to the Company by a holder, then the conversion price shall be lowered and the dividend rate increased. After December 1, 2012, the Company may redeem shares of Preferred Stock. Holders converting Preferred Stock prior to June 1, 2010 will be entitled to receive a certain make whole premium.

      In addition to adjustments to the number of shares of our Common Stock issuable upon conversion of the Preferred Stock based upon the foregoing events and circumstances, it is also possible that the holders of all or a portion of the shares of our Preferred Stock may elect never to convert such shares into shares of our Common Stock. As a result, we are not in a position to quantify how many shares of our Common Stock will ultimately be issuable upon conversion of the Preferred Stock. However, because the number of shares of the Company's Common Stock for which the Preferred Stock is initially convertible will exceed twenty percent (20%) of the current issued and outstanding shares of the Company's Common Stock, the Company has obtained stockholder approval and authorization to issue such number of shares of Common Stock in excess of such twenty percent (20%) threshold.

      Set forth on Exhibit B attached hereto and made a part hereof is material information relating to the business, properties and financial statements of Goldking.

      Set forth on Exhibit C attached hereto and made a part hereof are our (i) unaudited pro forma condensed consolidated balance sheet as of December 31, 2006 and (ii) unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2006, after giving effect to the Acquisition.

      Set forth on Exhibit D attached hereto and made a part hereof are pro forma reserve estimates for our Company, after giving effect to the Acquisition.

                INCORPORATION OF COMPANY INFORMATION BY REFERENCE

      The Commission allows us to "incorporate by reference" information into this information statement, which means that we can disclose important information to you by referring you to other documents we have filed or will file with the Commission. We are incorporating by reference in this Information Statement the documents listed below concerning the Company and a description of its business, properties and financial statements pursuant to Item 14(c)(1) of Regulation 14A promulgated by the Commission under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"):

      (a)   Our Current Report on Form 8-K dated May 21, 2007;
      (b) Our Quarterly Report for the three-months ended March 31, 2007 on Form 10-QSB dated May 15, 2007;
      (c)   Our Current Report on Form 8-K/A dated April 30, 2007;
      (d)   Our Current Report on Form 8-K dated April 24, 2007;

      (e) Our Annual Report for the year ended December 31, 2006 on Form 10-KSB dated April 2, 2007 and Form 10-KSB/A dated April 20, 2007;
      (f)   Our Current Report on Form 8-K dated April 20, 2007; and
      (g)   Our Current Report on Form 8-K dated April 18, 2007.

      In addition to the foregoing, all documents which we file with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of this Information Statement and before that date, which is the 21 days after the effective date of our filing with the Commission of the definitive Information Statement on this Schedule 14C, shall be deemed to be incorporated by reference in this Information Statement and to be a part of it from the filing dates of such documents.

      Certain statements in and portions of this Information Statement update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this Information Statement may update and replace statements in and portions of this Information Statement or the above listed documents. You should be aware that statements contained in this Information Statement concerning the provisions of any documents filed as an exhibit to our Company reports or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

      We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this information statement, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Dune Energy, Inc., 3050 Post Oak Boulevard, Suite 695, Houston, TX 77056 (Attn: Frank T. Smith, Jr., Chief Financial Officer), telephone number (713) 888-0895.

      For further information about us, you may read and copy the above filings, together with annual and special reports and other information we file with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act, at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 942-8090. The Commission maintains a web site (www.sec.gov) that contains the reports, proxy and information statements and other information regarding companies that file electronically with the Commission such as us.

                      OUTSTANDING SHARES AND VOTING RIGHTS

      As of the Record Date, the Company's authorized capitalization consists of 100,000,000 shares of Common Stock, of which 60,810,813 were issued and outstanding. Holders of Common Stock have equal rights to receive dividends when, as and if declared by our Board of Directors, out of funds legally available therefore. Holders of Common Stock have one vote for each share held of record and do not have cumulative voting rights and are entitled, upon liquidation of the Company, to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of Common Stock are not redeemable and have no preemptive or similar rights. All outstanding shares of Common Stock are fully paid and nonassessable.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of April 17, 2007 by (i) each person who, to our knowledge, beneficially owns more than 5% of outstanding shares of our Common Stock; (ii) each of our current directors and executive officers; and
(iii) all of our current directors and executive officers as a group:

Name of Beneficial Owner                                                 Amount(1)                        Percent of Class
------------------------                                                 ---------                        ----------------
Itera Holdings BV                                                        35,464,397                            58.3%
Alan Gaines (Chairman of the Board)                                   3,315,501 (2)(3)                          5.4%
James A. Watt (President, Chief Executive Officer and
Director)                                                                    0 (4)                               *
Frank T. Smith, Jr. (Senior Vice President and Chief
Financial Officer)                                                       25,000 (5)                              *
Richard M. Cohen (Director and Secretary)                               312,185 (6)                              *
Steven Barrenechea (Director)                                          222,500 (6)(7)                            *
Steven M. Sisselman (Director)                                          100,000 (6)                              *
William E. Greenwood (Director)                                              0                                   *
Alan D. Bell (Director)                                                      0                                   *
All Officers & Directors as a Group (8 persons)                 3,752,686 (2)(3)(4)(5)(6)(7)                    6.1%

*     Indicates ownership of less than 1%.

----------
(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from April 17, 2007. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not held by any other person), and which are exercisable within 60 days from April 17, 2007, have been exercised.

(2) Includes 625,000 shares underlying a stock option granted May 12, 2005.

(3) Excludes 3,000,000 shares of Common Stock to be granted pursuant to a Restricted Stock Agreement dated April 17, 2007. All such shares are to be cancelled in the event the Acquisition is not completed by June 30, 2007. Such shares vest in equal installments of 1,000,000 shares each commencing on the grant date and the first and second anniversary date thereof.

(4) Excludes 3,000,000 shares of Common Stock granted on April 17, 2007 pursuant to a Restricted Stock Agreement. All such shares are to be cancelled in the event the Acquisition is not completed by June 30, 2007. Such shares vest in equal installments of 1,000,000 shares each commencing on April 17, 2008, 2009 and 2010.

(5) Includes 25,000 shares of Common Stock granted on April 17, 2007 pursuant to a Restricted Stock Agreement. An additional 25,000 shares vest on each of April 17, 2008 and 2009.

(6) Includes (i) 50,000 shares underlying a stock option granted on October 28, 2005 and (ii) 50,000 shares underlying a stock option granted on January 24, 2007.

(7) Excludes 25,000 shares underlying a stock option granted on December 15, 2007.

                         DISSENTERS' RIGHT OF APPRAISAL

      Stockholders do not have the statutory right to dissent and obtain an appraisal of their shares under Delaware law in connection with the increase in the number of authorized shares of our Common Stock.


                                             By order of the Board of Directors,


                                             /s/ Richard M. Cohen
                                             -----------------------------------
                                             Richard M. Cohen, Secretary

May 21, 2007

                                                                       EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                DUNE ENERGY, INC.

      IT IS HEREBY CERTIFIED THAT:

            FIRST: The name of the corporation is Dune Energy, Inc. (hereinafter called the "Corporation").

            SECOND: The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 20, 1998.

            THIRD: The Certificate of Incorporation is hereby amended by striking out the first paragraph of Article Fourth thereof and by substituting in lieu of said paragraph of said Article the following new first paragraph:

            "FOURTH: The total number of shares of stock which the corporation shall have authority to issue is two hundred one million (201,000,000), of which two hundred million (200,000,000) shall be shares of Common Stock and one million (1,000,000) shall be shares of preferred stock. The par value of all of such shares is $0.001 per share."

            FOURTH: The amendment of the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation this ____ day of May, 2007.


                                                  By:
                                                      --------------------------
                                                  Name: James A. Watt
                                                  Title: Chief Executive Officer

                                                                       EXHIBIT B

                           Goldking Energy Corporation

           Information Required under Item 14(c)(2) of Regulation 14A

GENERAL OVERVIEW

      Goldking Energy Corporation ("Goldking") is a private independent energy company that was incorporated in Delaware in 2004. Its offices are located at 777 Walker Street, Suite 2450, Houston, Texas 77002. Goldking is focused on the exploration, exploitation and development of natural gas and crude oil properties located onshore and in state waters along the Gulf Coast.

      Below is a summary of Goldking's properties:

      Garden Island Bay ("GIB"). The GIB field is located at the mouth of the Mississippi River in Plaquemines Parish, Louisiana, approximately 75 miles southeast of New Orleans. The field is structured by a large, shallow, rock piercing salt dome with large radial faults and overhangs. The field was discovered by Texaco in 1934 and it drilled over 900 wells, mostly shallow wells to exploit discovered oil and natural gas. Production in the field is from 41 separate pay sands at depths from 1,400--13,000 feet. The deepest field well is the 15,036 foot Cities #2 SL 3942, drilled in 1964 on the northern flank of the dome. With over 16,000 acres held by production, Garden Island Bay is one of the largest remaining Louisiana State Leases. This field has had cumulative production of over 231 MMbbl of oil and 252 Bcf of natural gas.

      Goldking currently operates and owns a 100% working interest in the GIB field and holds over 16,000 gross and net acres. While highly drilled at shallower depths, the GIB field is largely untested below 12,000 feet. There is a volume of untested sediment surrounding the Garden Island Bay salt dome that could contain reserve potential down to 20,000 feet. In addition, the 3-D survey indicates the possibility of a potentially hydrocarbon- trapping structure against a salt overhang on the south flank of the field. As of February 2007, Goldking had 21 net producing wells in the GIB field. During February 2007, average net production at the field was 600 Bbl/d of oil and 849 Mcf/d of natural gas. During 2006, Goldking performed five recompletions or workovers resulting in initial incremental net production rates of 5,466 Mcfe/d.

      South Florence. The South Florence field is located in western Vermilion Parish, approximately 40 miles southwest of Lafayette, Louisiana. The field was discovered in 1971 by Amoco Production Company when production was established in the Lower Miocene sand section. Like Garden Island Bay, Bateman Lake and Leeville, South Florence is structured due to a deep-seated, rock piercing salt dome. 32 wells have been drilled on the structure and over 50 recognized Miocene pay sands have been penetrated to date. Depth of the pay zones ranges from 1,800 to 11,050 feet. This field has had cumulative production of over 8.4 MMbbl of oil and 70.7 Bcf of natural gas. Goldking operates and owns a 100% working interest in the South Florence field and holds 2,080 gross and net acres under lease. As of February 2007, Goldking had 13 net producing wells in the South Florence field. During February 2007, average net production at the field was 381 Bbl/d of oil and 3,130 Mcf/d of natural gas. Goldking has identified one proved undeveloped location at this field.

      Comite. The Comite field is located in East Baton Rouge Parish, Louisiana, due east of the city of Baton Rouge. The field was discovered in 1981 and two wells have been drilled to date. The field is located down-thrown to the first Tuscaloosa expansion fault, a part of an east-west trending regional fault system. The Comite field is an expanded three-way fault closure associated with the large regional expansion fault. Field reservoirs are located at approximately 18,000 feet. The deepest field well is the 20,720 foot Chesapeake--Hodges 81 #1 well drilled in 1996. This field has had cumulative production of over 23 MMbbl of oil and 101 Bcf of natural gas. Goldking operates and owns a 65% working interest in the Comite field. Goldking holds 1,440 gross and 1,437 net acres under lease. As of February, Goldking had one net producing well in the Comite field. During February 2007, average net production at the field was 28 Bbl/d of oil and 1,367 Mcf/d of natural gas.

      North Broussard. The North Broussard field is located on the St. Martin--Lafayette Parish line just east of Lafayette, Louisiana. The field was discovered in 1984 and nine wells have been drilled to date. The field is located on an east-west trending structure formed by a large growth fault. Field reservoirs are geo-pressured Frio sands (Bol Mex) from 12,700 feet-13,800 feet. The deepest field well is the 14,310 foot Texaco #4 BLC drilled in 1992. This field has had cumulative production of over 2 MMbbl of oil and 17 Bcf of natural gas. Goldking operates and owns a 20% to 100% working interest in the North Broussard field. Goldking holds 4,262 gross and net acres under lease. An untested fault block on the east side of the field has been identified by 3-D seismic activities and the target sands exhibit possible direct hydrocarbon indicators within the prospective closures. Goldking has negotiated a farmout of this prospect to Krescent Energy. Krescent has drilled a sidetrack from an existing wellbore to test this prospect and is currently completing this well. If successful, Goldking will receive a 38.55% net revenue interest in the production stream after payout. As of February 2007, Goldking had three net producing wells in the North Broussard field. During February 2007, average net production at the field was 17 Mcf/d of natural gas. Goldking has identified one additional drilling location in the North Broussard field.

      Bateman Lake. Bateman Lake is a natural gas condensate field which lies beneath the Atchafalaya River south of Morgan City in St. Mary Parish, Louisiana. This field is approximately 75 miles southwest of New Orleans. The field was discovered in 1934 by Texaco and is an elongated, subsurface structure that has a fault system along its crest. Production comes from more than 30 pay sands from 1,400 feet to 15,000 feet. The deepest well in the field is the Texaco Emerald Land #1 (20,315 feet Measured Depth, 18,500 feet True Vertical Depth) which was drilled in 1998 as a dry hole. This field has had cumulative production of over 152 MMbbl of oil and 2.3 Tcf of natural gas. Goldking operates and owns a 20% to 100% working interest in the Bateman Lake field. Goldking controls contiguous leasehold of over 13,780 gross and 13,754 net acres, covering most of the known productive area of the field. A field-wide unit insures that all of this acreage is held-by-production and is not in jeopardy of being released by a competitor. As of February 2007, Goldking had ten net producing wells in the Bateman Lake field. During February 2007, average net production at the field was 104 Bbl/d of oil and 2,853 Mcf/d of natural gas. Goldking has negotiated the farmout of 201 acres of land at Bateman Lake to Texana Resources Partners, Ltd. who drilled a successful exploratory well targeting potential pay sands at 9,900 feet.

      Leeville. The Leeville field is located in southern Lafourche Parish, Louisiana, about 50 miles south of New Orleans. Texaco discovered the field in 1931 and drilled more than 500 mostly shallow wells to exploit discovered oil and natural gas. The majority of these wells penetrated depths of less than 10,000 feet. The Leeville field was created by a shallow rock-piercing salt dome with shallow salt at 3,500 feet. A large growth fault system crosses the field acting as the trapping mechanism for the oil and natural gas. Production comes from 45 different pay sands at depths ranging from 1,400 - 19,000 feet. The deepest field well is the 21,168 foot Texaco SL 4665 #3 drilled in 1970 on the southwest edge of the field in Section 31. This field has had cumulative production of over 108 MMbbl of oil and 171 Bcf of natural gas. Goldking currently has an exploration agreement with Manti Resources that has resulted in the drilling of eight of 11 successful shallow wells and six of eight successful recompletions during 2006. Goldking operates and owns a 20% to 100% working interest in the Leeville field. Goldking holds 8,312 gross and 8,028 net acres down to 12,950 feet. As of February 2007, Goldking had eight net producing wells in the Leeville field. During February 2007, average net production at the field was 282 Bbl/d of oil and 611 Mcf/d of natural gas. Goldking performed six recompletions or workovers during 2006 resulting in initial incremental net production rates of 888 Mcfe/d. Since the fourth quarter of 2006, Goldking has participated in the drilling of five wells in the field.

      Chocolate Bayou. The Chocolate Bayou field is located in Brazoria County, Texas. The field was discovered in 1939 by Texaco and Phillips and over 400 wells have been drilled to date in the field and nearby surrounding areas. The field is located on a northeast-southwest trending subsurface structure which was formed by a large growth fault. Reservoirs in the field range in depth from 8,700 feet to 14,500 feet. The deepest well in the field area is The Meridian Resource Company--Farms IP #5X drilled in 1993 to a total depth of 18,800 feet and over two Tcf of natural gas and 77 MMbbl. Goldking operates and owns a 20% to 100% working interest in the Chocolate Bayou field holding 1,281 gross and net acres under lease. Goldking has acquired a license to a recently merged and reprocessed 50 square mile 3-D seismic survey covering the Chocolate Bayou field and surrounding areas. As of February 2007, Goldking had six net producing wells in the Chocolate Bayou field. During February 2007, average net production from the field was 67 Bbl/d of oil and 540 Mcf/d of natural gas. The proposed Weiting #30 prospect location will test an updip closure to proved reserves in the 12,000 foot sand and other shallower structural traps.

      Live Oak. The Live Oak field is located in Vermilion Parish, Louisiana approximately 30 miles south of the city of Lafayette. The field was discovered in 1954 by the Houston Oil Co. The field is comprised of two anticlinal structures separated by a large east-west trending growth fault. This field has had cumulative production of approximately 660 Bcf of natural gas and 9.8 MMbbl of oil from pay sands that range in depth from 9,200 feet to 15,200 feet. Goldking operates and owns an 85% to 100% working interest in the Live Oak field. Goldking holds 700 gross and net acres under lease. Goldking currently operates 13 wells, three of which are salt-water disposal wells. Goldking's operating rights are depth restricted and do not extend below approximately 14,000 feet. Goldking currently holds a license to 10 square miles of 3-D seismic data. As of February 2007, Goldking had seven net producing wells in the Live Oak field. During February 2007, average net production at the field was 36 Bbl/d of oil and 281 Mcf/d of natural gas.

      Manchester SW. The Manchester Southwest field is located in southeastern Calcasieu Parish, approximately three miles southeast of the city of Lake Charles, Louisiana. The field was discovered in 1969 and four wells have been drilled to date. The field is located on a north-south trending subsurface structure down-thrown to a large growth fault. Field reservoirs are found at depths in a 13,000 foot range. The deepest field well is the 13,500 foot Amoco A-1 Ranch #1 which was completed in 1970 as a dry hole. This field has cumulative production of over 3.3 MMbbl of oil and 8.8 Bcf of natural gas. Goldking operates and owns 92% to 100% working interest in the Manchester SW field and holds 134.8 gross and net acres under lease. As of February 2007, Goldking had one producing well in the Manchester SW field. During February 2007, average net production at the field was 60 Bbl/d of oil and 162 Mcf/d of natural gas.

      Murphy Lake. The Murphy Lake field is located in southeastern St. Martin Parish, Louisiana. The field was discovered in 1978 with the drilling of the Amerada Hess Norman #1 well. The field is located on a three-way structural closure on the down-thrown side of a large growth fault. Field reservoirs are located at depths that range from 13,250 feet to 13,400 feet. The deepest field well is the 15,277 foot Amerada Hess--Dow-Norman et al. #1 drilled in 1978. This field has had cumulative production of over 8.6 MMbbl of oil and 2.2 Bcf of natural gas from six wells. Goldking operates and owns an 87.5% working interest in the Murphy Lake field. Goldking holds 299 gross and net acres under lease. As of February 2007, Goldking had two net producing wells in the Murphy Lake field. During February 2007, average net production at the field was 75 Bbl/d of oil and 99 Mcf/d.

      Other Goldking Properties. Goldking has ownership in 12 other producing properties, located throughout the Gulf Coast of Texas and Louisiana, which represents less than 15% of its PV-10 value. These properties are geographically interspersed with Goldking's larger core fields and provide a small but relatively stable flow of production. Goldking's working interests in these fields range from 3.5% to 100%, with five fields operated by partners. Such fields represent 17% of the net proved reserves and 19% of Goldking's net production as of February 2007.


FINANCIAL STATEMENTS

      Set forth below are the audited consolidated balance sheets of Goldking (formerly Goldking Holding Corporation) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholder's equity and cash flows for the years ended December 31, 2006 and 2005, and the period from July 27, 2004 (inception) through December 31, 2004.

GOLDKING ENERGY CORPORATION REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder
   Goldking Energy Corporation:

            We have audited the accompanying consolidated balance sheets of Goldking Energy Corporation (formerly Goldking Holding Corporation) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholder's equity and cash flows for the years ended December 31, 2006 and 2005, and the period from July 27, 2004 (inception) through December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

            We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements are free from material misstatement. An audit includes examining, on a text basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Goldking Energy Corporation (formerly Goldking Holding Corporation) as of December 31, 2006 and 2005, and the results of its operations and their cash flows for the years ended December 31, 2006 and 2005, and the period from July 27, 2004 (inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.


/s/ Hein & Associates LLP

Hein & Associates LLP
Houston, Texas

April 13, 2007

                           GOLDKING ENERGY CORPORATION
                           CONSOLIDATED BALANCE SHEET
                        AS OF DECEMBER 31, 2006 AND 2005
                                (AMOUNTS IN USD)

                                                                       2006              2005
                                                                   ------------     -------------
Assets
Current Assets:
      Cash and cash equivalents ..............................    $   8,766,660     $  10,419,522
      Restricted cash ........................................          160,674           241,686
      Accounts receivable ....................................       16,013,796         9,021,093
      Accounts receivable from affiliates ....................               --            41,260
      Accounts receivable from property acquisition ..........        2,312,283                --
      Assets from price risk management activities ...........        3,588,984           704,975
      Deferred taxes .........................................               --           289,592
      Prepaid expenses and other current assets ..............        4,398,643         2,465,535
                                                                  -------------     -------------
            Total current assets .............................       35,241,040        23,183,663
Oil and gas properties (under the successful efforts method of
   accounting) ...............................................      242,335,749       108,826,625
Less: accumulated depreciation, depletion and amortization ...      (16,796,715)       (2,868,875)
                                                                  -------------     -------------
Oil and gas properties, net ..................................      225,539,034       105,957,750

Escrow related to asset retirement obligation ................        2,123,707         2,034,392
Deferred taxes--non current ..................................          369,081           657,187
Assets from price risk management activities--non-current ....        4,334,705                --
Other assets, net ............................................        3,333,780           810,707
                                                                  -------------     -------------
            Total assets .....................................    $ 270,941,347     $ 132,643,699
                                                                  =============     =============
Liabilities and Stockholder's Equity
Current Liabilities:
      Current maturities of long-term debt ...................    $  19,517,000     $  10,000,000
      Short-term notes payable ...............................        2,576,801         1,636,994
      Accounts payable .......................................        5,902,007         4,615,353
      Revenue distributions payable ..........................       10,586,943         3,943,523
      Operator prepayment liabilities ........................          366,756           471,842
      Accrued lease operating expenses .......................        1,334,397         1,767,307
      Other accrued liabilities ..............................        6,329,634         3,019,720
      Deferred taxes .........................................          816,027                --
                                                                  -------------     -------------
            Total current liabilities ........................       47,429,565        25,454,739
Long-term debt ...............................................      157,000,000        48,950,000
Asset retirement obligation ..................................        6,008,583         5,782,671
Liabilities from price risk management activities ............               --           811,846
                                                                  -------------     -------------
            Total liabilities ................................      210,438,148        80,999,256
Commitments and Contingencies -- See Note 12
Stockholder's Equity:
      Common stock, $.01 par, 10 shares authorized, issued and
         outstanding .........................................               --                --
      Additional paid-in capital .............................       60,053,526        53,618,526
      Accumulated other comprehensive income (loss) ..........        3,302,162          (496,703)
      Accumulated (deficit) ..................................       (2,852,489)       (1,477,380)
                                                                  -------------     -------------
            Total stockholder's equity .......................       60,503,199        51,644,443
                                                                  -------------     -------------
            Total liabilities and stockholder's equity .......    $ 270,941,347     $ 132,643,699
                                                                  =============     =============

        The accompanying notes are an integral part of these statements.

                           GOLDKING ENERGY CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                (AMOUNTS IN USD)

                                                           Year Ended December 31
                                                     -----------------------------
                                                                                       Period from
                                                                                      July 27, 2004
                                                                                      (Inception) to
                                                                                       December 31,
                                                         2006             2005             2004
                                                     ------------     ------------    --------------
Revenues and Other:
   Oil and natural gas revenues .................    $ 55,794,335     $ 10,553,338     $  1,044,804
   Price risk management activities .............         324,355         (958,682)          (6,617)
   Gain on sale of oil and natural gas properties       3,305,028           50,738               --
   Interest and other income ....................         480,949           95,687           21,829
                                                     ------------     ------------     ------------
                                                       59,904,667        9,741,081        1,060,016
Costs and Expenses:
   Oil and natural gas operating expenses .......      20,135,006        4,389,973          560,292
   Production and ad valorem taxes ..............       5,437,504          870,337           70,752
   Depreciation, depletion and amortization .....      14,958,039        2,658,799          240,871
   Oil and natural gas exploration expenses .....       4,293,599            2,700           99,846
   Asset retirement accretion expense ...........         445,177           68,076               16
   General and administrative expenses ..........       9,303,831        2,505,261          656,138
                                                     ------------     ------------     ------------
      Total operating expenses ..................      54,573,156       10,495,146        1,627,915
                                                     ------------     ------------     ------------
Income (loss) from operations ...................       5,331,511         (754,065)        (567,899)
Interest expense ................................      (7,723,152)        (780,698)          (6,354)
                                                     ------------     ------------     ------------
Loss before income taxes ........................      (2,391,641)      (1,534,763)        (574,253)
Income tax (expense) benefit ....................       1,016,532          574,607           57,029
                                                     ------------     ------------     ------------
   Net loss .....................................    $ (1,375,109)    $   (960,156)    $   (517,224)
                                                     ============     ============     ============

        The accompanying notes are an integral part of these statements.

                           GOLDKING ENERGY CORPORATION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                (AMOUNTS IN USD)

                                                                                     Accumulated
                                            Common Stock             Additional         Other         Accumulated         Total
                                    ----------------------------       Paid-in      Comprehensive      earnings        Stockholder's
                                       Shares           Amount         Capital        gain (Loss)      (Deficit)          Equity
                                    ------------    ------------    ------------     ------------     ------------     ------------
Balance, July 27, 2004
   (inception)                                10    $         --    $         --     $         --     $         --     $         --
   Cash contributions                         --              --      14,826,266               --               --       14,826,266
   Assumed liabilities in excess
      of contributed assets                   --              --        (422,741)              --               --         (422,741)
   Net loss                                   --              --              --               --         (517,224)        (517,224)
                                    ------------    ------------    ------------     ------------     ------------     ------------
Balance, December 31, 2004                    10              --      14,403,525               --         (517,224)      13,886,301
   Cash contributions                         --              --      39,215,001               --               --       39,215,001
   Net loss                                   --              --              --               --         (960,156)        (960,156)
   Unrealized loss from price
      risk management
      activities, net of tax of
      $315,143                                --              --              --         (496,703)              --         (496,703)
   Total comprehensive loss                   --              --              --               --               --       (1,456,859)
                                    ------------    ------------    ------------     ------------     ------------     ------------
Balance, December 31, 2005                    10              --      53,618,526         (496,703)      (1,477,380)      51,644,443
   Cash contributions                         --              --       6,435,000               --               --        6,435,000
   Net loss                                   --              --              --               --       (1,375,109)      (1,375,109)
   Unrealized gain from price
      risk management
      activities, net of tax of
      $2,410,257                              --              --              --        3,798,865                         3,798,865
   Total comprehensive income                 --              --              --               --               --        2,423,756
                                    ------------    ------------    ------------     ------------     ------------     ------------
Balance, December 31, 2006                    10    $         --    $ 60,053,526     $  3,302,162     $ (2,852,489)    $ 60,503,199
                                    ============    ============    ============     ============     ============     ============

        The accompanying notes are an integral part of these statements.

                           GOLDKING ENERGY CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (AMOUNTS IN USD)

                                                                                                     Period from
                                                                                                    July 27, 2004
                                                                 Year Ended        Year Ended      (Inception) to
                                                                 December 31,      December 31,      December 31,
                                                                     2006              2005              2004
                                                                -------------     -------------    --------------
Cash Flows From Operating Activities:
   Net loss                                                     $  (1,375,109)    $    (960,156)    $    (517,224)
   Adjustments to reconcile net income (loss) to net cash
      provided by (used in) operating activities:
      Gain on sale of oil and natural gas property                 (3,305,028)          (50,738)               --
      Non-cash price risk management activities                     1,409,682           958,682             6,617
      Deferred income tax (benefit)                                (1,016,532)         (574,607)          (57,029)
      Accretion of asset retirement liability                         445,177            68,076                16
      Depreciation, depletion and amortization expense             14,958,039         2,658,799           240,871
      Amortization of deferred financing costs                        780,033            42,719                --
      Changes in operating assets and liabilities:
         Increase in accounts receivable                           (9,263,726)       (7,333,282)       (1,552,170)
         Increase in prepaid expenses and other assets             (1,933,108)       (2,235,545)         (229,990)
         Decrease in other assets                                       2,950            (2,077)               --
         Increase in accounts and revenue distributions
            payable                                                 7,128,104         6,713,349           837,418
         Increase (decrease) in accrued liabilities, lease
            operating expenses payable and operator
            prepayment liabilities                                  2,563,205           875,559         1,124,227
                                                                -------------     -------------     -------------
         Net cash provided by (used in) operating activities       10,393,687           160,779          (147,264)
                                                                -------------     -------------     -------------
Cash Flows From Investing Activities:
   Acquisition of oil and natural gas properties                 (123,800,418)      (80,769,845)               --
   Capital expenditures                                           (14,033,733)      (11,337,036)       (7,322,343)
   Proceeds from sale of property and equipment                     6,510,218            57,172                --
   (Increase) decrease in restricted cash                              81,012          (241,686)               --
   Purchase of derivatives related to future periods               (3,231,120)       (1,563,174)         (107,100)
   Increase in escrow fund                                            (89,315)       (2,034,392)               --
                                                                -------------     -------------     -------------
         Net cash used in investing activities                   (134,563,356)      (95,888,961)       (7,429,443)
                                                                -------------     -------------     -------------
Cash Flows From Financing Activities:
   Capital contributions from shareholder                           6,435,000        39,215,001        14,826,266
   Proceeds from long-term borrowing                              177,000,000        58,950,000                --
   Repayments of long-term borrowing                              (59,433,000)               --                --
   Payments for deferred financing costs                           (2,425,000)         (535,000)               --
   Increase (decrease) in short-term notes payable                    939,807         1,636,994          (368,850)
                                                                -------------     -------------     -------------
         Net cash provided by financing activities                122,516,807        99,266,995        14,457,416
                                                                -------------     -------------     -------------
Net Increase (Decrease) in Cash and Cash Equivalents               (1,652,862)        3,538,813         6,880,709
Cash and Cash Equivalents--beginning of period                     10,419,522         6,880,709                --
                                                                -------------     -------------     -------------
Cash and Cash Equivalents--end of period                        $   8,766,660     $  10,419,522     $   6,880,709
                                                                =============     =============     =============
Supplemental Disclosures of Cash Flow Information:
   Cash paid for interest                                       $   7,865,972     $      81,685     $       6,574
   Federal and state income taxes                                          --                --                --
Non-Cash Investing and Financing Activities:
   Net liabilities contributed by shareholder upon formation
      (excluding cash)                                          $          --     $          --     $    (422,741)
   Asset retirement obligation assumed                              1,331,408         5,632,282            66,401
   Short-term note payable to finance insurance policies            2,891,027         1,836,730                --

         The accompanying notes are an integral part of these statements

                           GOLDKING ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY

            Goldking Energy Corporation is an independent energy company engaged, directly or through its subsidiaries, in the acquisition, development, exploration and production of crude oil and natural gas in the United States, principally on shore and in state waters in South Louisiana and the upper Texas Gulf Coast. Goldking was originally formed as Goldking Holding Corporation on July 20, 2004 by Goldking Energy Holdings, L.P., a Texas Limited Partnership that owns all of its capital stock but was renamed to Goldking Energy Corporation on December 8, 2006. On July 26, 2004, certain members of management contributed cash and all of the capital stock of three operating entities, Goldking Texas, Inc. (formerly named Goldking Energy Corporation, later merged into Goldking Operating Company), Goldking Operating Company and Goldking Energy Offshore Corporation (later merged into Goldking Operating Company) (the "Predecessor Entities"), and Natural Gas Partners VII, L.P. ("NGP") contributed cash to Goldking in exchange for equity interests in Goldking Energy Holdings L.P. and its General Partner. Operations commenced on July 27, 2004.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

            Accounting policies used by Goldking and its subsidiaries conform to accounting principles generally accepted in the United States of America. The more significant of such policies are discussed below. The consolidated financial statements include the accounts of Goldking and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

            The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management of Goldking to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Goldking bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

            Goldking's estimates of oil and natural gas reserve quantities are the basis for the calculation of depreciation, depletion and impairment of oil and natural gas properties. Other items subject to estimates and assumptions include: the carrying amounts of property, plant and equipment, asset retirement obligations, valuation allowances for receivables and deferred income tax assets, and valuation of derivative instruments.

Reclassifications

            Certain reclassifications have been made in prior period financial statements to conform to the current period presentation. These reclassifications have not resulted in any changes to previously reported net loss for any periods.

Accounts Receivable

            Accounts receivable consist of the following:

                                                           December 31,
                                                  ------------------------------
                                                      2006               2005
                                                  -----------        -----------
Crude oil and natural gas sales ..........        $11,701,267        $ 7,981,394
Joint interest billings ..................          4,288,586          1,006,256
Employee .................................             23,943             33,443
                                                  -----------        -----------
      Total ..............................        $16,013,796        $ 9,021,093
                                                  ===========        ===========

            Goldking routinely assesses the recoverability of all material trade and other receivables to determine their collectibility, and accrues a reserve on a receivable when, based on the judgment of management, it is probable that a receivable will not be collected and the amount of any reserve may be reasonably estimated. Actual write-offs could exceed the recorded allowance. No allowance for doubtful accounts was considered necessary at December 31, 2006 and 2005.

Prepaid Expenses

            Prepaid expenses consist of the following:

                                                            December 31,
                                                  ------------------------------
                                                      2006               2005
                                                  -----------        -----------
Prepaid insurance ........................        $ 3,196,251        $ 2,106,590
Prepaid drilling costs ...................            571,855            357,045
Other current assets .....................            630,537              1,900
                                                  -----------        -----------
   Total .................................        $ 4,398,643        $ 2,465,535
                                                  ===========        ===========

Oil and Natural Gas Properties

            Successful Efforts Method--Goldking accounts for its crude oil and natural gas properties under the successful efforts method of accounting. Under this method, costs to acquire mineral interests in crude oil and natural gas properties, to drill and equip exploratory wells that find proved reserves and to drill and equip development wells are capitalized. Depreciation and depletion of producing oil and natural gas properties are provided under the unit-of-production method. Proved developed reserves are used to compute unit rates for unamortized tangible and intangible development costs, and proved reserves are used for unamortized leasehold costs. Upon sale or retirement of depreciable or depletable property, the cost and related accumulated depreciation, depletion and amortization ("DD&A") are eliminated from the accounts and the resulting gain or loss is recognized. Repairs and maintenance are expensed as incurred. Exploratory expenses, including geological and geophysical costs and delay rentals, for unevaluated oil and natural gas properties are charged to expense as incurred. Costs to drill exploratory wells that do not find proved reserves are expensed as oil and natural gas exploration costs. Goldking will carry the costs of an exploratory well as an asset if the well is found to have a sufficient quantity of reserves to justify its capitalization as a producing well and as long as Goldking is making sufficient progress assessing the reserves and the economic and operating viability of the project. Goldking's ability to move forward on a project may be dependent on gaining access to transportation or processing facilities or obtaining permits and government or partner approval, the timing of which is beyond Goldking's control. Exploratory well costs may remain suspended as long as Goldking is actively pursuing access to necessary facilities and access to such permits and approvals and believes they will be obtained. Goldking has no significant suspended costs at December 31, 2006 and 2005.

            Impairment--Pursuant to Statement of Financial Accounting Standards No. 144, "Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), Goldking reviews proved oil and natural gas properties and other long-lived assets for impairment when events and circumstances indicate a decline in the recoverability of the carrying value of such properties, such as a downward revision of the reserve estimates or commodity prices. Goldking estimates the future cash flows expected in connection with the properties and compares such future cash flows to the carrying amount of the properties to determine if the carrying amount is recoverable. When the carrying amounts of the properties exceed their estimated undiscounted future cash flows, the carrying amount of the properties is written down to their estimated fair value. The factors used to determine fair value include, but are not limited to, estimates of proved reserves, future commodity prices, and timing of future production, future capital expenditures and a risk-adjusted discount rate. No asset impairments were recorded by Goldking for the year ended December 31, 2006 and 2005 or for the period from July 27, 2004 (inception) to December 31, 2004.

            Individually significant unproved properties are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Cash flows used in the impairment analysis are determined based on management's estimates of crude oil and natural gas reserves, future commodity prices and future costs to extract the reserves. Cash flow estimates related to probable and possible reserves are reduced by additional risk-weighting factors. Other individually insignificant unproved properties are combined into groups and amortized on the basis of Goldking's experience of successful drilling and average holding period. Goldking has no significant investments in unproved properties at December 31, 2006 and 2005.

Asset Retirement Obligations

            SFAS No. 143, "Accounting for Asset Retirement Obligations," addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The associated asset retirement costs are capitalized as part of the carrying cost of the asset. Goldking's asset retirement obligations consist of estimated costs for dismantlement, removal, site reclamation and similar activities associated with its oil and natural gas properties. An asset retirement obligation and the related asset retirement cost are recorded when an asset is first drilled, constructed or purchased. The asset retirement cost is determined and discounted to present value using a credit-adjusted risk-free rate. After initial recording, the liability is increased for the passage of time, with the increase being reflected as accretion expense in the statement of operations. Subsequent adjustments in the cost estimate are reflected in the asset retirement obligation liability and the amounts continue to be amortized over the useful life of the related long-lived asset.

Other Assets

            Other assets are recorded at cost and consist of the following:

                                                           December 31,
                                                  ------------------------------
                                                      2006               2005
                                                  -----------        -----------
Deferred financing costs .................        $ 2,137,248        $   492,281
Furniture, fixtures and equipment, net ...          1,196,532            315,476
Other asset ..............................                 --              2,950
                                                  -----------        -----------
      Total ..............................        $ 3,333,780        $   810,707
                                                  ===========        ===========

Deferred Financing Costs

            Deferred financing costs are amortized on a straight-line basis, which approximates the effective interest method, over the term of the associated debt.

Furniture, Fixtures and Equipment

            Furniture, fixtures and equipment are depreciated on the straight-line method based on the expected lives of the assets.

Income Taxes

            Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized when items of income and expense are recognized in the financial statements in different periods than when recognized in the tax return. Deferred tax assets arise when expenses are recognized in the financial statements before the tax returns or when income items are recognized in the tax return prior to the financial statements. Deferred tax assets also arise when operating losses or tax credits are available to offset tax payments due in future years. Deferred tax liabilities arise when income items are recognized in the financial statements before the tax returns or when expenses are recognized in the tax return prior to the financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Fair Value of Financial Instruments

            The following methods and assumptions were used to estimate the fair values for each class of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between two willing parties.

            The carrying amounts of cash, cash equivalents, restricted cash, accounts receivable, accounts payable, accrued Liabilities and short-term notes payable approximate fair value due to the short-term nature or maturity of the instruments.

            The fair value of Goldking's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to Goldking for debt of the same maturities. The carrying amount of borrowings outstanding under Goldking's long-term debt agreement approximates fair value as the interest rates are tied to current market rates.

            Derivative instruments are carried at their estimated fair market value on the balance sheet.

Statement of Cash Flows

            For purposes of reporting cash flows, cash and cash equivalents include cash on hand and investments purchased with original maturities of three months or less.

Restricted Cash

            Goldking classifies cash balances as restricted cash when cash is restricted as to withdrawal or usage. The restricted cash balance of $160,674 and $241,686 as of December 31, 2006 and 2005, respectively relate to Goldking's price risk management activities.

Revenue Recognition

            Goldking uses the sales method to account for sales of crude oil and natural gas. Under this method, revenues are recognized based on actual volumes of oil and natural gas sold to purchasers. The volumes sold may differ from the volumes to which Goldking is entitled based on their interests in the properties. These differences create imbalances which are recognized as a liability only when the imbalance exceeds the estimate of remaining reserves. Goldking had no significant imbalances at December 31, 2006 and 2005.

Derivative Instruments and Hedging Activities

            Goldking uses various derivative instruments in connection with anticipated crude oil and natural gas sales to minimize the impact of commodity price fluctuations. Such instruments include the purchase of put options, fixed price swaps and costless collars. Although these derivative instruments expose Goldking to credit risk, Goldking monitors the creditworthiness of its counterparties, who include Bank of America, N.A., BP North America Gas and Power and Coral Energy Holdings L.P., and believes that losses from nonperformance are unlikely to occur. However, Goldking is not able to predict sudden changes in its counterparties' creditworthiness.

            Goldking accounts for its derivative instruments and hedging activities in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended. The statement established accounting and reporting standards requiring every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded on the balance sheet as either an asset or liability measured at fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met wherein gains and losses are reflected in shareholder's equity in other comprehensive income (loss) until the forecasted production occurs; at which time these amounts are reclassified to earnings. Only derivative instruments that are expected to be highly effective in offsetting anticipated gains or losses on the hedged cash flows and that are subsequently documented to have been highly effective can qualify for hedge accounting. Any ineffectiveness in hedging instruments whereby gains or losses do not exactly offset anticipated gains or losses of hedged cash flows is recorded in earnings in the period in which the gain or loss occurs.

Related Party Transactions

            Goldking pays Board of Director and advisory fees to affiliates of NGP. Directors' fees totaling $20,000, $20,000 and $8,333 during the years ended December 31, 2006 and 2005, and the period from July 27, 2004 (inception) through December 31, 2004, respectively, were paid to affiliates of NGP. Additionally, advisory fees totaling $75,000 and $75,000 were also paid to affiliates of NGP during the years ended December 31, 2006 and 2005, respectively. There were no advisory fees paid to affiliates of NGP during the period from July 27, 2004 (inception) through December 31, 2004. Goldking pays a "financing fee" to an NGP affiliate that is equal to 1% of NGP's cash capital contributions to Goldking, which fees totaled $65,000, $385,000 and $150,000 for the years ended December 31, 2006 and 2005, and the period from July 27, 2004 (inception) through December 31, 2004, respectively. The financing fees were treated as offering costs and reflected as a reduction of additional paid-in capital.

            During 2006, Goldking advanced its two principal owners approximately $1,500,000, one-half to each, to purchase certain royalty and override interest in oil and natural gas properties. The advances were repaid in their entirety prior to the year ended December 31, 2006.

            During 2006, Goldking leased an airplane from a corporation owned by one of the officer/directors of Goldking. Airplane lease and usage payments totaled approximately $56,000 for the year ended December 31, 2006. Additionally, Goldking leases employees from the same corporation to operate the aircraft and perform services related to Goldking's field transportation assets. Payments for the leased employees totaled $24,000 for the year ended December 31, 2006.

Concentrations of Credit Risk

            Substantially all of Goldking's accounts receivable result from natural gas and crude oil sales or joint interest billings to third parties in the oil and natural gas industry in the United States. This concentration of customers and joint interest owners may impact Goldking's overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. Accounts receivable are generally not collateralized. Historically, Goldking has not experienced credit losses on its accounts receivable. Based on the current demand for natural gas and crude oil, Goldking does not expect that termination of sales to any of its current purchasers would have a material adverse effect on the its ability to find replacement purchasers and to sell its production at favorable market prices. At December 31, 2006 and 2005, three customers represented 73% and 65%, respectively of crude oil and natural gas sales receivable.

            Further, Goldking's derivative instruments also expose it to credit risk in the event of nonperformance by counterparties. Generally, these contracts are with major investment grade financial institutions and other substantive counterparties. Goldking believes that credit risk related to the crude oil and natural gas futures and collar contracts is no greater than the risk associated with the primary contracts, and that the elimination of price risk through its hedging and derivative activities reduces volatility in reported results of operations, financial position and cash flows from period to period and lowers its overall business risk. However, as a result of these same hedging and derivative activities, Goldking may be exposed to greater credit risk in the future.

            Cash and cash equivalents include investments in money market accounts placed with highly-rated financial institutions. Goldking's bank deposit accounts may, at times, exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. Goldking has not experienced any losses in such accounts.

New Accounting Pronouncements

            Accounting for Fair Value Measurements. In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 157 Fair Value Measurements ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles ("GAAP") and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Goldking is currently evaluating the impact that this interpretation may have on its consolidated financial statements.

            Accounting for Uncertainty in Income Taxes. In June 2006, the FASB issued Interpretation No. 48 ("FIN 48") "Accounting for Uncertainty in Income Taxes" which is an interpretation of FASB Statement No. 109 "Accounting for Income Taxes" ("SFAS 109"). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with SFAS 109. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. Goldking does not expect FIN 48 to have a material effect on Goldking's financial condition, results of operations or cash flows.

            Accounting Changes and Error Corrections. In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," which replaces Accounting Principles Board Opinions No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements--An Amendment of APB Opinion No. 28." SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Goldking adopted the provisions of SFAS No. 154 on January 1, 2006. There was no impact to the financial statements as a result of this change.

NOTE 3--PREDECESSOR ENTITIES

            The contribution of assets and liabilities of the Predecessor Entities to Goldking at inception was determined to be a transfer of assets and liabilities between entities under common control. Accordingly, the contributed assets and assumed liabilities of $1,264,189 and $1,686,930, respectively, have been reflected at the Predecessor Entities' carrying value. The contributed assets consist primarily of oil and natural gas properties and the assumed liabilities consist primarily of trade payables, employee benefits liabilities and notes payable. The contribution of the Predecessor Entities provided Goldking with a platform with which to conduct operations related to the acquisition, exploration and development of crude oil and natural gas reserves.

NOTE 4--ACQUISITION OF OIL & NATURAL GAS PROPERTIES

            On September 28, 2006, Goldking acquired certain oil and natural gas properties from Hilcorp Energy II, L.P., Hilcorp Energy I, L.P., and Hilcorp Energy IV, L.P. (the "Hilcorp Properties") for total cash consideration of $123,184,100, which was based on the contract acquisition price of $126,000,000, net of certain purchase price adjustments agreed to with the seller. The properties consist of interests in the Abbeville, Bayou Choctaw, Comite, South Florence, Lake Arthur, Lake Boeuf, East Lake Sand, Manchester, Murphy Lake and South Thornwell Fields in various parishes in South Louisiana, and Columbus, Hitchcock, Malo Domingo and Toro Grande Fields in South Texas.

            The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed:


Oil and natural gas properties ...................................    $ 125,883,529
Net working capital ..............................................       (1,010,683)
Asset retirement obligations .....................................       (1,072,428)
                                                                      -------------
   Cash paid including acquisition costs of approximately $616,318    $(123,800,418)
                                                                      =============

            On October 31, 2005, Goldking acquired certain oil and natural gas properties from EnerVest Energy, L.P. ("EnerVest") for total cash consideration of $79,071,310, which was based on a contract price of $94,470,700, net of revenues and expenses, capital expenditures, and certain other purchase price adjustments as a result of operations from the effective date July 1, 2005 through the closing date of the transaction of October 31, 2005, totaling $15,399,390. The properties, referred to as the Bayou Properties, consist of interests in the Bateman Lake, Broussard North, Leeville and Garden Island Bay Fields in various parishes in South Louisiana, and the Chocolate Bayou Field in Brazoria County, Texas.

            The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their fair values, on October 31, 2005:

Oil and natural gas properties ..............................      $ 89,021,577
Net working capital .........................................        (2,965,008)
Asset retirement obligations ................................        (5,632,281)
                                                                   ------------
   Cash paid including acquisition costs of $1,352,978 ......      $ 80,424,288
                                                                   ============

            The following summarizes the unaudited pro forma financial information for years ended December 31, 2006 and 2005 assuming the Hilcorp Properties acquired from Hilcorp Energy II, L.P., Hilcorp Energy I, L.P., and Hilcorp Energy IV, L.P. on September 28, 2006 and the Bayou Properties acquired from EnerVest on October 31, 2005, as described in NOTE 4, occurred as of January 1, 2005. These unaudited pro forma financial results have been prepared for informational purposes only. These unaudited pro forma financial results may not be indicative of the results that would have occurred if Goldking had completed the acquisitions at these dates or the results that will be attained in the future.

                                                               Year Ended
                                                              December 31,
                                                        ------------------------
                                                          2006             2005
                                                        -------          -------
                                                         (dollars in thousands)
Oil and natural gas revenues .................          $85,358          $84,905
Net income ...................................            2,353            7,838

NOTE 5--PROPERTY SALES

            On May 4, 2006, Goldking sold its interest in the Buna Field for cash consideration of $573,135 and recognized a gain of $311,255. On August 16, 2006, Goldking sold its interests in 18 non-operated properties located in Louisiana, Texas, New Mexico and West Virginia to GreenBriar Energy IV LP for cash consideration of $5,858,695 (net of costs associated with the sale of approximately $150,000). A gain of $2,965,712 was recognized on the sale to GreenBriar during the year ended December 31, 2006. Goldking sold its interest in other miscellaneous oil and natural gas properties resulting in cash proceeds of $78,388 and recognizing gains on these sales of $28,061.

NOTE 6--ASSET RETIREMENT OBLIGATIONS

            Goldking maintains an escrow agreement that has been established for the purpose of assuring maintenance and administration of a performance bond which secures certain plugging and abandonment obligations assumed by Goldking in the acquisition of oil and natural gas properties from EnerVest. At December 31, 2006 and 2005, respectively, the amount of the escrow account totaled $2,123,707 and $2,034,392.

            Changes in Goldking's asset retirement obligations were as follows:

                                                                                   Period from
                                                                                  July 27, 2004
                                                                                  (Inception) to
                                                       Year ended December 31,     December 31,
                                                     ---------------------------  --------------
                                                         2006            2005           2004
                                                     -----------     -----------  --------------
Asset retirement obligations, beginning of period    $ 5,782,671     $    82,313    $        --
Fair value of liabilities assumed in acquisitions      1,331,408       5,632,282             --
Liabilities contributed at formation ............             --              --         82,297
Liabilities related to property sales ...........         (6,442)             --             --
Restatement due to change in abandonment year ...     (1,544,231)             --             --
Accretion expense ...............................        445,177          68,076             16
                                                     -----------     -----------    -----------
      Asset retirement obligations, end of period    $ 6,008,583     $ 5,782,671    $    82,313
                                                     ===========     ===========    ===========

NOTE 7--DEBT

Long-Term Debt

            In connection with Goldking's acquisition of the Hilcorp Properties on September 28, 2006, Goldking Energy Corporation (later renamed Goldking Texas, Inc., then merged into Goldking Operating Company), a wholly-owned subsidiary of Goldking, entered into a $260,000,000 Senior Secured Credit Facility (the "Credit Agreement") with Bank of America, N.A. and Union Bank of California, N.A. Proceeds from the Credit Agreement were used to retire existing debt, fund the acquisition of the Hilcorp Properties and provide working capital. The Credit Agreement was guaranteed by Goldking.

            On December 19, 2006, Goldking amended its Credit Agreement with Bank of America and certain other lenders, entering into a First Amendment to Credit Agreement (the "First Amended Credit Agreement"). Also on December 19, 2006, Goldking entered into a Second Lien Term Loan Agreement (the "Second Lien Loan Agreement").

            The First Amended Credit Agreement provides for the following loan facilities:

            Revolver Loan Facility. A $200,000,000 revolving credit facility (the "Revolver") with an initial borrowing base of $130,000,000, including a letter of credit sub-limit of $20,000,000. The Revolver matures on September 28, 2010. Goldking borrowed $117,000,000 under this facility as of December 19, 2006, as well as $4,125,000 in outstanding letters of credit.

            Term B Loan Facility. A $20,000,000 single draw term loan facility (the "Term B Loan") maturing September 28, 2007. Goldking borrowed $19,517,000 under this facility as of December 19, 2006.

            Second Lien Term Loan Facility. A $40,000,000 single draw loan facility (the "Second Lien Term Loan") maturing September 28, 2011. Goldking borrowed $40,000,000 under this facility as of December 19, 2006.

            Borrowings under Goldking's Term B Loan and Revolver, as well as any other obligations under the First Amended Credit Agreement, and obligations related to Goldking's commodity hedge positions, are together secured by first priority liens covering and encumbering substantially all of Goldking's assets, including mineral interests owned by Goldking and its subsidiaries, the capital stock of its current and future subsidiaries, and all personal property owned by Goldking and its subsidiaries. Borrowings under the Second Lien Term Loan are secured by second priority liens covering substantially all of Goldking's assets, including mineral interests owned by Goldking and its subsidiaries, the capital stock of its current and future subsidiaries and all personal property owned by Goldking and its subsidiaries. The Term B Loan and the Second Lien Term Loan are referred to together as the "Senior Term Loans".

            The Credit Agreement allows either Base Rate borrowings or Eurodollar borrowings on both the Revolver and the Senior Term Loans, at the option of the borrower.

            Base Rate Borrowings: In the case of Base Rate borrowings, interest is calculated based on the sum of (1) the greater of (a) the Prime Rate then in effect, or (b) the sum of the Federal Funds Rate then in effect plus 0.5%, and
(2) the Applicable Base Rate Margin. For the Revolver, the Applicable Base Rate Margin ranges from 0.0% to 0.675%, based on facility utilization. For the Term B Loan, the Applicable Base Rate Margin is a fixed 2.0%. For the Second Lien Term Loan, the Applicable Base Rate Margin is 4%.

            Eurodollar Borrowings: In the case of Eurodollar borrowings, for the Revolver and Term B Loan, interest is calculated based on the sum of the Adjusted LIBOR Rate (defined as the applicable LIBOR rate divided by 1.0 minus the prevailing Eurodollar Reserve Percentage) plus the Applicable Eurodollar Margin. For the Revolver, the Applicable Eurodollar Margin ranges from 1.25% to 1.875%, based on facility utilization. For the Term B Loan, the Applicable Eurodollar Margin is a fixed 3.25%. In the case of Eurodollar borrowings under the Second Lien Term Loan, interest is calculated based on the sum of the average British Banker's Association Interest Settlement Rate for deposits in Dollars, plus 5%.

            The First Amended Credit Agreement requires compliance by Goldking with certain covenants, including financial covenants, on a quarterly basis. The financial covenants, which are generally effective beginning, and for the three month period ended, December 31, 2006, include: (1) a requirement to maintain a minimum ratio of consolidated current assets to consolidated current liabilities, as defined, of at least 1.0 at the end of each fiscal quarter; (2) a requirement to maintain a ratio of consolidated earnings before interest, depreciation, taxes and amortization ("EBITDA") for the four fiscal quarter period most recently ended to the consolidated interest expense for such period of at least 2.5 to 1 (except that this ratio is calculated for the three month period ending December 31, 2006, the six month period ending March 31, 2007, and the nine month period ending June 30, 2007, and for four trailing fiscal quarter periods thereafter); and, (3) so long as amounts remain outstanding under the Term B Loan, a requirement to maintain the ratio of consolidated funded indebtedness to consolidated EBITDA for the four fiscal quarter periods most recently ended prior to the determination period at or below 4.0 to 1, 3.75 to 1, 3.5 to 1, 3.25 to 1 and 3.0 to 1 for the fiscal quarters ending December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007 and each fiscal quarter thereafter, respectively (except that calculation of consolidated EBITDA will be annualized for the three month period ending December 31, 2006, for the six month period ending March 31, 2007 and for the nine month period ending June 31, 2007, and calculated based on trailing four fiscal quarter periods thereafter).

            The Second Lien Loan Agreement also requires compliance by Goldking with certain financial covenants on a quarterly basis as follows: (1) Goldking must not permit its ratio of consolidated current assets to consolidated current liabilities, as defined, to be less than 1.0 for any fiscal quarter beginning December 31, 2006; (2) Goldking must not permit its ratio of consolidated EBITDA to consolidated net interest expense, as defined, to be less than 2.0 (calculated as noted above in the First Amended Credit Agreement covenant); (3) so long as amounts remain outstanding under the Term B Loan, Goldking must not permit its consolidated funded indebtedness to consolidated EBITDA, as defined, to exceed 4.5 for the fiscal quarter ended December 31, 2006, 4.25 for the fiscal quarter ended March 31, 2007, 4.0 for the fiscal quarter ended June 31, 2007, 3.75 for the fiscal quarter ended September 30, 2007 and 3.5 for each fiscal quarter thereafter; and, (4) Goldking will not permit at any time the ratio of its present value of proved mineral interests to Consolidated Funded Indebtedness to be less than 1.5.

            The First Amended Credit Agreement restricts Goldking's ability to incur additional debt, except for certain pre-existing letters of credit, unsecured letters of credit permitted in connection with certain allowed derivative contracts, the financing of Borrower's annual insurance premium and certain other unsecured debt in an amount not to exceed $500,000, or to dispose of oil and natural gas properties except as provided for in the First Amended Credit Agreement. The First Amended Credit Agreement prohibits transactions which hedge in excess of 85% of Goldking's anticipated future production of proved crude oil and natural gas.

            Goldking was in violation of the Consolidated EBITDA to Consolidated Net Interest Expense covenant and the Consolidated Funded Indebtedness to Consolidated EBITDA covenant for the quarter ending December 31, 2006 under the First Amended Credit Agreement and the Second Lien Loan Agreement. Goldking's lenders under the First Amended Credit Agreement and Second Lien Loan Agreement waived these covenants for the quarter ending December 31, 2006. Goldking's lenders under the First Amended Credit Agreement amended the Agreement such that Goldking's ratio of Consolidated EBITDA to Consolidated Net Interest Expense for the quarter ending March 31, 2007 must not be less than 2.0 to 1.0, and such that Goldking's ratio of Consolidated Funded Indebtedness to Consolidated EBITDA for the quarter ending March 31, 2007 must not exceed 5.0 to 1.0. The Agreement was also amended such that the calculation of these two ratios is conducted for the quarter ending March 31, 2007 based on the period January 1, 2007 through March 31, 2007, for the quarter ending June 30, 2007 based on the period April 1, 2007 through June 30, 2007 annualized, for the quarter ending September 30, 2007 based on the period April 1, 2007 through September 30, 2007 annualized, for the quarter ending December 31, 2007 based on the period April 1, 2007 through December 31, 2007 annualized, and for the quarter ending March 31, 2008, and thereafter, based on the four trailing consecutive quarters including such quarter.

            Goldking's lenders under the Second Lien Loan Agreement amended the Agreement such that Goldking's ratio of Consolidated Funded Indebtedness to Consolidated EBITDA for the quarter ending March 31, 2007 must not exceed 5.0 to
1.0. The Agreement was also amended such that the calculation of Consolidated EBITDA to Consolidated Net Interest Expense and Consolidated Funded Indebtedness to Consolidated EBITDA ratios are conducted for the quarter ending March 31, 2007 based on the period January 1, 2007 through March 31, 2007 annualized, for the quarter ending June 30, 2007 based on the period April 1, 2007 through June 30, 2007 annualized, for the quarter ending September 30, 2007 based on the period April 1, 2007 through September 30, 2007 annualized, for the quarter ending December 31, 2007 based on the period April 1, 2007 through December 31, 2007 annualized, and for the quarter ending March 31, 2008, and thereafter, based on the four trailing consecutive quarters including such quarter. Goldking expected to be in compliance with these amended financial covenants for the quarter ending March 31, 2007 and thereafter.

            The Credit Agreement required an upfront fee of $2,375,000, in addition to an annual administrative agency fee of $50,000. The upfront fee was allocated to the facilities available under the Credit Agreement (and later to the facilities available under the First Amended Credit Agreement and the Second Lien Loan Agreement, which facilities did not result in additional upfront fees), and is being amortized over the respective lives of the facilities. The annual administrative agency fee is being amortized over a one-year period. At September 30, 2006, Goldking expensed approximately $300,000 in unamortized fees related to its previous facility.

            Outstanding letters of credit under the Credit Agreement totaled $4,125,000 at September 30, 2006. In addition, Goldking had $825,000 of outstanding letters of credit provided by other financial institutions.

            Prior to the Credit Agreement, the First Amended Credit Agreement and the Second Lien Loan Agreement, Goldking Energy Corporation (later renamed Goldking Texas, Inc., then merged into Goldking Operating Company), a wholly-owned subsidiary of Goldking, had a credit facility with Bank of America, N.A. and Union Bank of California, N.A. (the, "Former Credit Agreement"). The Former Credit Agreement, which was guaranteed by Goldking, consisted of the following three loan facilities:

            Revolver--$40 million initial borrowing base, maturing on October 31, 2008. The Former Credit Agreement also provided for letters of credit not exceeding $6.0 million if Goldking still had available borrowings under the Revolver.

            Term B--$15 million limit, maturing on October 31, 2008.

            Term C--$10 million limit, maturing on October 31, 2006.

            Interest on the facilities was payable as it accrued on the fifteenth day following the last day of each fiscal quarter, or at other times as were agreed to by the parties at the time of the borrowings. The interest rates under the facilities consisted of a base rate margin plus the greater of the banks prime rate or the sum of (i) the Federal Funds Rate in effect on the day of the borrowing, plus (ii) one half of one percent. Goldking also had an option in certain cases to elect a Eurodollar Tranche which bear interest at the Adjusted LIBOR Rate. The Adjusted LIBOR Rate is the rate per annum equal to the quotient obtained by dividing (a) the applicable LIBOR Rate by (b) 1.00 minus the Eurodollar Reserve Percentage.

            The applicable base rate margin for the Revolver loans ranged from ..0% to .75%, depending on the ratio of outstanding credit to borrowing base. The applicable base rate margin for the Term B and Term C loans were 2.25% and 3.75%, respectively, except that the applicable base rate margin with respect to each base rate that is a Term C loan was to be increased by .5% per annum on each of January 1, 2006 and on the first day of each fiscal quarter thereafter.

            The Former Credit Agreement was secured by first and prior liens covering and encumbering the mineral interests owned by Goldking and its subsidiaries, the capital stock of its current and future subsidiaries and all personal property owned by Goldking and its subsidiaries.

            The Former Credit Agreement required compliance with certain covenants, including financial covenants on a quarterly basis. The financial covenants included maintaining the ratio of consolidated current assets to consolidated current liabilities, as defined, of at least 1.0 to 1.0, the ratio of consolidated EBIDTA for the four fiscal quarter period most recently ended to the consolidated interest expense for such period of at least 2.5 to 1 and, so long as amounts remained outstanding under the Term C loan, Goldking could not permit the ratio of consolidated funded indebtedness to consolidated EBIDTA for the four fiscal quarter periods most recently ended prior to the determination period of greater than 4.0 to 1.0.

            The Former Credit Agreement restricted Goldking's ability to incur additional borrowings, except for certain pre-existing letters of credit, debt permitted by certain allowed derivative contracts and certain other unsecured debt in an amount not to exceed $500,000, or to dispose of oil and natural gas properties except as provided for in the Former Credit Agreement. The Former Credit Agreement also restricted Goldking's ability to enter into speculative commodity, interest rate, currency or other derivative transactions except as provided for in the Credit Agreement, required Goldking to hedge at least 75% and 50% of its anticipated 2006 and 2007 crude oil and natural gas production, respectively, but prohibited transactions which hedge in excess of 85% of Goldking's anticipated production from proved crude oil and natural gas.

            The Former Credit Agreement required an upfront fee of $500,000, in addition to an annual administrative agency fee of $35,000. The upfront fee was allocated to the various facilities available under the Former Credit Agreement, and was being amortized over their respective lives. The annual administrative agency fee was amortized over a one-year period. The unamortized fees associated with the Former Credit Agreement were expensed in conjunction with the new Credit Agreement.

            At December 31, 2005, Goldking was in violation of certain covenants required under the Former Credit Agreement, and received waivers from the lending group related to those items. Outstanding letters of credit under the Former Credit Agreement totaled $2,450,000 at December 31, 2005.

            A summary of Goldking's long-term debt follows:

                                         Debt                             Interest Rate
                            -------------------------------     -------------------------------
                             December 31,      December 31,      December 31,      December 31,
                                 2006              2005              2006              2005
                            -------------     -------------     -------------     -------------
Revolver ...............    $ 117,000,000     $  33,950,000             7.235%            6.385%
Term B .................               --        15,000,000                --             7.500%
Term C .................               --        10,000,000                --             8.831%
First lien term loan ...       19,517,000                --             10.25%               --
Second lien term loan ..       40,000,000                --             10.36%               --
                            -------------     -------------
Outstanding debt .......      176,517,000        58,950,000
Less: current maturities      (19,517,000)      (10,000,000)
                            -------------     -------------
   Total ...............    $ 157,000,000     $  48,950,000
                            =============     =============

            Goldking's annual maturities of outstanding long-term debt as of December 31, 2006:

2007.........................................................      $  19,517,000
2008.........................................................                 --
2009.........................................................                 --
2010.........................................................        117,000,000
2011.........................................................         40,000,000
                                                                   -------------
   Total.....................................................      $ 176,517,000
                                                                   =============

Short-Term Notes Payable

            On October 30, 2006, Goldking entered into a loan agreement with MD Premium Finance Corporation in the amount of $2,891,027 to finance certain insurance policies. The loan agreement requires nine monthly payments of $331,750 beginning November 30, 2006. Interest under the loan agreement is 7.75% per annum. The loan agreement is secured by any proceeds from losses claimed under the related insurance policies and any dividends that may be due Goldking under the policies. As of December 31, 2006, the outstanding balance was $2,576,801.

            On November 1, 2005, Goldking entered into a loan agreement with MD Premium Finance Corporation in the amount of $1,836,730 to finance certain insurance policies. The loan agreement required nine monthly payments of $209,686 beginning December 1, 2005. Interest under the loan agreement was 6.5% per annum. The loan agreement was secured by any proceeds from losses claimed under the related insurance policies and any dividends that may have been due Goldking under the policies. As of December 31, 2005, the outstanding balance was $1,636,994.

NOTE 8--INCOME TAXES

            The income tax provision consists of the following:

                                                                                          Period from
                                                                                         July 27, 2004
                                                             Year ended December 31,     (Inception) to
                                                          ---------------------------     December 31,
                                                              2006            2005            2004
                                                          -----------     -----------    --------------
Current Taxes:
   Federal ...........................................    $        --     $        --     $        --
   States ............................................             --              --              --
                                                          -----------     -----------     -----------
      Total current ..................................             --              --              --
Deferred Taxes (benefit):
   Federal ...........................................       (891,364)       (456,209)        (72,532)
   States ............................................       (125,168)       (118,398)         15,503
                                                          -----------     -----------     -----------
      Total deferred .................................    $(1,016,532)    $  (574,607)    $   (57,029)
                                                          ===========     ===========     ===========
Deferred Taxes (Benefit) on other comprehensive income    $ 2,410,257     $  (315,143)    $        --
                                                          ===========     ===========     ===========

            A reconciliation of the federal statutory tax rate to the effective tax rate is as follows:

                                                                                       Period from
                                                                                      July 27, 2004
                                                          Year ended December 31,    (Inception) to
                                                         -------------------------     December 31,
                                                            2006           2005           2004
                                                         ----------     ----------   ---------------
Federal statutory benefit rate effect of: ...........        (34.00)        (34.00)        (34.00)
   State taxes, net of federal benefit ..............         (5.23)         (5.09)          1.78
   Conversion of tax status from S-Corp to C-Corp and
      other, net ....................................         (3.27)          1.65          22.29
                                                         ----------     ----------     ----------
      Effective rate ................................        (42.50)        (37.44)         (9.93)
                                                         ==========     ==========     ==========

            As of December 31, 2006 and 2005, Goldking had approximately $24,000,000 and $11,000,000, respectively, of net operating loss carryforwards for federal income tax purposes, which begin to expire in 2024.

            Deferred tax assets and liabilities resulted from the following:

                                                                                                      Period from
                                                                                                     July 27, 2004
                                                                        Year ended December 31,      (Inception) to
                                                                     -----------------------------    December 31,
                                                                          2006             2005            2004
                                                                     ------------     ------------   --------------
Deferred tax assets:
    State deferred taxes ........................................    $    (66,962)    $    107,025    $         --
    Accrued liabilities .........................................          92,360               --              --
    Asset retirement obligation .................................       1,996,666        1,966,108          27,986
    Derivative asset/hedging contracts ..........................         249,800          529,676           2,250
    Loss carry forwards .........................................       8,228,736        3,761,519         181,652
                                                                     ------------     ------------    ------------
       Total deferred tax assets ................................      10,500,600        6,364,328         211,888
Deferred tax liabilities:
    State deferred taxes ........................................              --               --          10,230
    Derivative asset/hedging contracts ..........................       1,835,072               --              --
    Property, plant and equipment, principally due to differences in depreciation, amortization, lease impairment and
       abandonments .............................................       9,112,474        5,417,549         144,629
                                                                     ------------     ------------    ------------
       Total deferred tax liability .............................      10,947,546        5,417,549         154,859
                                                                     ------------     ------------    ------------
       Net deferred tax asset (liability) .......................    $   (446,946)    $    946,779    $     57,029
                                                                     ============     ============    ============

            Net deferred tax assets and liabilities were classified in the consolidated balance sheet as follows:

                                                             December 31,
                                                      --------------------------
                                                         2006             2005
                                                      ---------        ---------
Current assets ................................       $      --        $ 289,592
Non-current assets ............................         369,081          657,187
Current liabilities ...........................        (816,027)              --
                                                      ---------        ---------
    Net deferred tax asset (liability) ........       $(446,946)       $ 946,779
                                                      =========        =========

            In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that Goldking will realize the benefits of these deductible differences at December 31, 2006. The amount of the deferred tax asset considered realizable could be reduced in the future if estimates of future taxable income during the carry forward period are reduced.

NOTE 9--EMPLOYEE BENEFIT PLANS

            Goldking has adopted a 401(k) savings plan. Participation is voluntary, and all regular employees are eligible to participate. Goldking makes contributions to match certain employee contributions. Goldking recognized expense related to the 401(k) savings plan in the amount of $248,568 and $52,324 for the years ended December 31, 2006 and 2005, respectively. Goldking did not recognize any expense related to the 401(k) savings plan for the period from July 27, 2004 (inception) through December 31, 2004, respectively.

NOTE 10--DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

            Goldking hedges a portion of forecasted crude oil and natural gas production with derivative instruments. Goldking uses various derivative instruments in connection with anticipated crude oil and natural gas sales to minimize the impact of commodity price fluctuations. The instruments include fixed price swaps, put options and costless collars. A collar is a combination of a purchased put option and sold call option. Goldking accounts for its production hedge derivative instruments as defined in Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (herein referred as "SFAS 133"). Under SFAS 133, all derivatives are recorded at fair value on the balance sheet. Those derivatives designated as cash flow hedges that meet certain requirements are granted hedge accounting treatment. Generally, utilizing cash flow hedge accounting, all periodic changes in fair value of the derivatives designated as hedges that are considered to be effective, as defined, are recorded in "Accumulated other comprehensive income" until the underlying production is sold and delivered. Goldking is exposed to the risk that periodic changes will not be effective, as defined, or that the derivatives will no longer qualify for hedge accounting. Ineffectiveness, as defined, results when the change in the total fair value of the derivative instrument is greater than the change in the value of Goldking's expected future cash receipt for sale of production. To the extent that the periodic changes in the fair value of the derivatives are not effective, that ineffectiveness is recorded to "Price risk management activities" in the statement of operations. Likewise, if a hedge ceases to qualify for hedge accounting, those periodic changes in the fair value of derivative instruments are recorded to "Price risk management activities" in the statement of operations in the period of the change.

            During the year ended December 31, 2005, Goldking recognized losses of $958,682 related to its derivative activities which did not qualify for hedge accounting. All such transactions settled during the year ending December 31, 2006. Goldking has designated all open derivative transactions as of December 31, 2006 as cash flow hedges. At December 31, 2006 and 2005, Goldking has recorded derivative assets of $7,923,689 and $704,975, respectively, related to derivative activities. At December 31, 2006, $3,588,984 of this asset was reflected in current assets and $4,334,705 was reflected as non current assets. At December 31, 2005 Goldking has recorded liabilities of $811,846 related to its speculative and hedge accounting derivative activities. None of the remaining hedged volumes relates to 2006 or 2005 production. Fair market value is calculated for open contracts at December 31, 2006 using market quotes received from third parties. Goldking has hedge accounting derivatives in place to hedge production volumes through 2008.

            At December 31, 2006 and 2005, Goldking had deferred in accumulated other comprehensive income (loss) $3,302,161 and $(496,703), net of tax benefit (expense) of $(2,095,114) and $315,143, respectively. The change in the accumulated other comprehensive income (loss) from December 31, 2006 and 2005 included a gain of $1,143,428, net of tax of, due to the change in value of other comprehensive income on cash flow hedges entered into in fiscal year 2005 as well as a gain of $2,655,437, net of tax, related to hedges entered into during fiscal year 2006. There were no reclassifications of prior year end accumulated other comprehensive income into earnings during the fiscal year ended December 31, 2006. The December 31, 2006 balance of accumulated other comprehensive income includes $2,504,651, net of tax, which will be reclassified to income during the fiscal year ended December 31, 2007 as the production that those derivatives are hedging is sold and delivered.

            At December 31, 2006, Goldking recognized ineffectiveness income of $1,453,364 including option premium cost related to exclusion of time values for hedge accounting. This income was included in "Price risk management activities" on the statement of operations. Goldking hedges production volumes with NYMEX basis contracts which are standard contracts for delivery at Cushing, OK and Henry Hub, LA for crude oil and natural gas respectively. These locations differ from the production locations and may lead to ineffectiveness due to location basis differences. Goldking excludes time value for option hedges, which leads to Goldking recognizing the cost of the option premium in earnings over time. The excluded time value taken to expense during the 4th quarter ending December 31, 2006, was $1,494,532. The ineffectiveness not including the excluded time value was $41,168 compared to a change in fair value of hedge accounting derivatives of $1,453,364. This demonstrates that Goldking was 97% effective on its derivative hedging activity.

            From time to time, if the fair value of an open contract or contracts exceeds the available credit limit with a particular counterparty, Goldking could be required to post a letter of credit to further guarantee its performance. As of December 31, 2006, Goldking did not have any outstanding letters of credit issued relating to derivative contracts.

            Commodity price derivative contracts entered into as of December 31, 2006 are as follows:

                                                          Natural Gas                     Crude Oil
                                                 ---------------------------    -----------------------------
                                                                                                 Average
                                                              Average Price                      price per
Production Period                                   MBtu        per MBtu           Barrels          Bbl
-------------------------------------------      ---------   ---------------    -----------   ---------------
2007 Put (counterparty)....................        840,000    $3.75 - $8.50        156,000         $65.00
2007 Collar (counterparty).................        720,000   $8.50 - $10.85        156,000    $55.00 - $94.60
2007 Swap (counterparty)...................      1,440,000        $7.94            132,000         $69.05
2008 Put (counterparty)....................        730,000    $3.75 - $8.50        120,000         $65.00
2008 Collar (counterparty).................        480,000    $8.00 - 10.50         96,000     $65.00 - 89.10
2008 Swap (counterparty)...................        960,000        $8.14            120,000         $69.60

            Commodity price derivative contracts entered into as of December 31, 2005 are as follows:

                                                     Natural Gas                                  Crude Oil
                                       --------------------------------------       --------------------------------------

                                                                Average Price                                Average price
Production Period                         MBtu                     Per MBtu          Barrels                    per Bbl
---------------------------------      ---------                -------------       --------                --------------
2006 Put (NYMEX and counterparty)      1,200,000                    $8.17            232,000                    $53.92
2006 Collar (NYMEX and
    counterparty)................        120,000                $6.00 - 10.00         12,000                $46.00 - 61.00
2007 Collar (counterparty).......        720,000       Hedge    $8.50 - 10.85        120,000        Hedge   $55.00 - 65.25
2007 Put (counterparty)..........        120,000                    $3.78
2008 Put (counterparty)..........         10,000                    $3.75

            For natural gas, transactions are generally settled based upon the NYMEX price on the penultimate trading day of the month for a given NYMEX contract (the "settlement price"). With respect to any particular put transaction, the counterparty is required to make a payment to Goldking in the event that the floating settlement price for any settlement period is less than the fixed strike price for the transaction. For any particular collar transaction, the counterparty is required to make a payment to Goldking if the floating settlement price for any settlement period is below the fixed floor price for the transaction, and Goldking is required to make payment to the counterparty if the floating settlement price for any settlement period is above the ceiling fixed price for the transaction. Goldking is not required to make or receive any payment in connection with a collar transaction if the floating settlement price is between the floor and the ceiling. In the case of a swap transaction, the counterparty is required to make a payment to Goldking if the floating settlement price for any settlement period is below the fixed swap price for the transaction, and Goldking is required to make a payment to the counterparty if the floating settlement price for any settlement period is above the fixed swap price for the transaction.

NOTE 11--SALES TO MAJOR CUSTOMERS

            Below is a table listing purchasers of its natural gas and crude oil production which individually accounted for 10% or more of total oil and gas sales for the years ended December 31, 2006 and 2005 and the period from July 27, 2004 (inception) to December 31, 2004. In the exploration, development and production business, production is normally sold to relatively few customers. However, based on the current demand for natural gas and crude oil, Goldking believes that the loss of any of its major purchasers would not have a material adverse effect on its operations.

                                                                   Period from
                                     Year Ended     Year Ended    July 27, 2004
                                    December 31,   December 31,   (inception) to
Major Purchaser                         2006           2005        December 31,
----------------------------------  ------------   ------------   --------------
Texon LP..........................       52.5%           --               --
Texaco Natural Gas................       13.1%           --               --
Plains Marketing, L.P.............         --          13.1%              --
Upstream Energy Service, L.P......       14.0%         19.9%            12.2%
Cokinos Energy Corp...............         --          14.9%              --
Gulfmark Energy Inc...............         --          10.4%              --

NOTE 12--COMMITMENTS AND CONTINGENCIES

Legal Proceedings

            Goldking and its subsidiaries are involved in litigation in the ordinary course of business. These proceedings are subject to the uncertainties inherent in any litigation. Goldking is defending itself vigorously in all such matters and does not believe that the ultimate disposition of such proceedings will have a material adverse effect on its consolidated financial position, results of operations or liquidity.

            During the quarter ended September 30, 2006, EOG Resources, Inc. ("EOG") stated its intent to exercise a preferential right to purchase certain interests in the Wieting Gas Unit at Chocolate Bayou Field, Brazoria County,

Texas, which, Goldking acquired from EnerVest Energy, L.P during 2005. Goldking believes it is likely that any dispute on this matter will be resolved among Goldking, EOG and EnerVest. In a worst case, however, Goldking may be required to assign its interest in the Wieting Gas Unit to EOG in return for an allocated portion of the purchase price, which is not anticipated to exceed $720,000, minus any net proceeds received from these interests after the July 1, 2005 effective date of purchase by Goldking. In this event it is likely that Goldking will seek additional compensation from EnerVest for its handling of this matter.

Non-Cancelable Leases and Other Commitments

            At December 31, 2006, Goldking and its consolidated subsidiaries held leases and other commitments for buildings, vehicles and equipment maintenance. Net rental expenses from leases were $293,368, $125,963 and $62,145 for the years ended December 31, 2006 and 2005, and for the period from July 27, 2004 (inception) through December 31, 2004, respectively.

            Net minimum lease commitments as of December 31, 2006 consist of the following:

                                                                        Building
                                                                         Leases
                                                                        --------
2007 .................................................                  $314,892
2008 .................................................                   253,563
2009 .................................................                    84,521
                                                                        --------
    Total ............................................                  $652,976
                                                                        ========

NOTE 13--SUPPLEMENTAL OIL AND NATURAL GAS INFORMATION (UNAUDITED)

            There are numerous uncertainties inherent in estimating quantities of proved crude oil and natural gas reserves. Crude oil and natural gas reserve engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be precisely measured. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.

            Goldking retained Cawley, Gillespie & Associates, Inc., independent third-party reserve engineers, to perform an independent evaluation of proved reserves. Cawley, Gillespie & Associates, Inc. evaluated the Bayou Properties, the Hilcorp Properties, Live Oak Field and all other properties as of January 1, 2007. Cawley, Gillespie & Associates, Inc. evaluated the Bayou Properties and Live Oak Field as of January 1, 2006, and T.J. Smith & Company, Inc. evaluated all other properties as of December 31, 2005 and 2004. Results of drilling, testing and production subsequent to the date of the estimates may justify revision of such estimates. Accordingly, reserve estimates are often different from the quantities of crude oil and natural gas that are ultimately recovered. All of Goldking's reserves are located in the United States.

Proved Reserves

            The following reserve schedule was developed by Goldking's reserve engineers and sets forth the changes in estimated quantities of proved reserves of Goldking during each of the periods presented:

                                                                                                    Period from
                                                                                                   July 27, 2004
                                                                                                  (Inception) to
                                                   Year Ended               Year Ended             December 31,
                                                December 31, 2006       December 31, 2005              2004
                                               -------------------     -------------------     --------------------
                                                           Natural                 Natural                 Natural
                                                 Oil         Gas         Oil         Gas         Oil         Gas
                                               (MBbls)      (MMcf)     (MBbls)     (MMcf)      (MBbls)     (MMcf)
                                               -------     -------     -------     -------     -------     -------
Proved reserves as of:
Beginning of the period (1) ...............      5,491      33,977         414       3,059         156       1,159
Revisions of previous estimates ...........         31      (2,531)       (118)       (397)         (3)        (12)
Extensions, discoveries and other additions        377         969         109       1,657          --          --
Production ................................       (532)     (3,008)        (82)       (607)        (12)        (73)
Sale of minerals in place .................        (73)     (1,503)         --          --          --          --
Purchase of minerals in place .............      3,050      34,474       5,168      30,265         273       1,985
                                               -------     -------     -------     -------     -------     -------
           End of the period ..............      8,344      62,378       5,491      33,977         414       3,059
                                               =======     =======     =======     =======     =======     =======

----------
(1) The beginning of the year reserves at July 27, 2004 represents the reserves contributed at formation from the Predecessor Entities.

Proved developed natural gas reserves as of:
July 27, 2004 (1).............................................        1,159 MMcf
January 1, 2005...............................................        3,020 MMcf
January 1, 2006...............................................       17,439 MMcf
January 1, 2007...............................................       45,711 MMcf

----------
(1) The beginning of the year reserves at July 27, 2004 represents the reserves contributed at formation from the Predecessor Entities.

Proved developed oil reserves as of:
July 27, 2004 (1).............................................      156,000 Bbls
January 1, 2005...............................................      318,000 Bbls
January 1, 2006...............................................    3,041,000 Bbls
January 1, 2007...............................................    5,268,000 Bbls

----------
(1) The beginning of the year reserves at July 27, 2004 represents the reserves contributed at formation from the Predecessor Entities.

Oil and Natural Gas Operations

            Aggregate results of operations, in connection with Goldking's crude oil and natural gas producing activities, for each of the periods are shown below:

                                                                                                      Period from
                                                                                                     July 27, 2004
                                                                      Year Ended December 31,       (inception) to
                                                                   -----------------------------     December 31,
                                                                       2006             2005             2004
                                                                   ------------     ------------    --------------
Revenues ......................................................    $ 55,794,335     $ 10,553,338     $  1,044,804
Production costs (1) ..........................................     (25,572,510)      (5,260,310)        (631,044)
Exploration expenses ..........................................      (4,293,599)          (2,700)         (99,846)
DD&A and valuation provision ..................................     (14,722,572)      (2,628,178)        (240,697)
Accretion expense .............................................        (445,177)         (68,076)             (16)
                                                                   ------------     ------------     ------------
Income before income taxes ....................................      10,760,477        2,594,074           73,201
Income tax expense ............................................      (4,573,203)        (973,093)          (7,269)
                                                                   ------------     ------------     ------------
       Results of operations from oil and natural gas producing
           activities .........................................    $  6,187,274     $  1,620,981     $     65,932
                                                                   ============     ============     ============

----------
(1) Production costs consist of oil and natural gas operations expense, production and ad valorem taxes, plus general and administrative expense supporting Goldking's oil and natural gas operations.

Costs Incurred in Oil and Natural Gas Activities

            Costs incurred in connection with Goldking's crude oil and natural gas acquisition, exploration and development activities for each of the years are shown below:

                                                                      Period from
                                                                     July 27, 2004
                                        Year ended December 31,      (inception) to
                                     ----------------------------     December 31,
                                         2006            2005            2004
                                     ------------    ------------    -------------
Property acquisition costs:
    Proved ......................    $125,833,529    $ 89,367,134    $  7,183,963
    Unproved ....................         292,963           6,860           2,280
                                     ------------    ------------    ------------
Total acquisition costs .........     126,126,492      89,373,994       7,186,243
Exploration costs ...............              --         278,295              51
Development costs ...............       7,376,198      10,705,785       1,288,691
                                     ------------    ------------    ------------
    Total consolidated operations    $133,502,690    $100,358,074    $  8,474,985
                                     ============    ============    ============

Aggregate Capitalized Costs

            Aggregate capitalized costs relating to Goldking's crude oil and natural gas producing activities, including asset retirement costs and related accumulated DD&A:

                                                          December 31,
                                                -------------------------------
                                                     2006              2005
                                                -------------     -------------

Unproved oil and natural gas properties ....    $     292,963     $          --
Proved oil and natural gas properties ......      242,042,786       108,826,625
                                                -------------     -------------
Total oil and natural gas properties .......      242,335,749       108,826,625
Accumulated DD&A ...........................      (16,795,715)       (2,868,875)
                                                -------------     -------------
    Net capitalized costs ..................    $ 225,539,034     $ 105,957,750
                                                =============     =============

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

            The following information is based on Goldking's best estimate of the required data for the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2006 and 2005 in accordance with SFAS No. 69, "Disclosures About Oil and Natural Gas Producing Activities" which requires the use of a 10% discount rate. This information is not the fair market value, nor does it represent the expected present value of future cash flows of Goldking's proved oil and natural gas reserves.

                                                                                                  December 31,
                                                                                            -----------------------
                                                                                               2006          2005
                                                                                            ---------     ---------
                                                                                             (dollars in thousands)
Future cash inflows ....................................................................    $ 906,295     $ 684,100
Future production costs (1) ............................................................     (253,789)     (114,600)
Future development costs ...............................................................      (85,899)      (41,121)
Future income tax expenses .............................................................     (149,318)     (164,712)
                                                                                            ---------     ---------
Future net cash flows ..................................................................      417,289       363,667
10% annual discount for estimated timing of cash flows .................................     (150,035)     (120,348)
                                                                                            ---------     ---------
       Standardized measure of discounted future net cash flows at the end of the year .    $ 267,254     $ 243,319
                                                                                            =========     =========

----------
(1) Production costs include oil and natural gas operations expense, production ad valorem taxes, transportation costs and general and administrative expense supporting Goldking's oil and natural gas operations.

            Future cash inflows are computed by applying year-end prices, adjusted for location and quality differentials on a property-by-property basis, to year-end quantities of proved reserves, except in those instances where fixed and determinable price changes are provided by contractual arrangements at year-end. The discounted future cash flow estimates do not include the effects of Goldking's derivative instruments. See the following table for average prices.

                                                               December 31,
                                                           ---------------------
                                                             2006         2005
                                                           --------     --------
Average crude oil price per Bbl ......................     $  59.58     $  59.71
Average natural gas price per Mcf ....................         6.56        10.48

            Future production and development costs, which include dismantlement and restoration expense, are computed by estimating the expenditures to be incurred in developing and producing Goldking's proved crude oil and natural gas reserves at the end of the year, based on year-end costs, and assuming continuation of existing economic conditions.

            Future development costs include $35,331,000, $7,806,000 and $1,153,000--that Goldking expects to spend in 2007, 2008 and 2009, respectively, to develop proved developed and proved undeveloped reserves.

            Future income tax expenses are computed by applying the appropriate year-end statutory tax rates to the estimated future pretax net cash flows relating to Goldking's proved crude oil and natural gas reserves, less the tax bases of the properties involved. The future income tax expenses give effect to tax credits and allowances, but do not reflect the impact of general and administrative costs and exploration expenses of ongoing operations relating to Goldking's proved crude oil and natural gas reserves.

Sources of Changes in Discounted Future Net Cash Flows

            Principal changes in the aggregate standardized measure of discounted future net cash flows attributable to Goldking's proved crude oil and natural gas reserves, as required by SFAS No. 69, at year end are set forth in the table below.

                                                                                                  Period from
                                                                                                 July 27, 2004
                                                                       Year ended December 31,   (inception) to
                                                                       -----------------------    December 31,
                                                                          2006          2005          2004
                                                                       ---------     ---------   --------------
                                                                              (dollars in thousands)
Standardized measure of discounted future net cash flows at the
    beginning of the year .........................................    $ 243,319     $   6,528     $   4,394
Extensions, discoveries and improved recovery, less related costs .       13,776        13,377            --
Revisions of previous quantity estimates ..........................      (54,573)       (6,295)         (895)
Changes in estimated future development costs .....................           --            --            --
Purchases (sales) of minerals in place ............................      106,780       400,623         1,905
Net changes in prices and production costs ........................      (76,561)      (63,044)          138
Accretion of discount .............................................       39,206         6,235           667
Sales of oil and natural gas produced, net of production costs ....      (30,222)       (5,293)         (414)
Development costs incurred during the period ......................        7,376         3,992            --
Net change in income taxes ........................................       18,153      (112,804)          733
                                                                       ---------     ---------     ---------
    Standardized measure of discounted future net cash flows at the
       end of the year ............................................    $ 267,254     $ 243,319     $   6,528
                                                                       =========     =========     =========

NOTE 14--SUBSEQUENT EVENT

            Goldking Energy Holdings, LP, a Texas limited partnership and the sole shareholder of Goldking expects to enter into a binding Stock Purchase and Sale Agreement no later than April 30, 2007 to sell 100% of the outstanding stock of Goldking to an unrelated party. This transaction has been preliminarily approved by Goldking's board of directors and is expected to close by June 30, 2007.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GOLDKING

            The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto included in this information statement. This discussion and analysis contains forward looking statements within the meaning of the federal securities laws, including statements using terminology such as "may," "will," "expects," "plans," "initiatives", "intends," "anticipates," "believes," "estimates," or "potential," or a similar negative phrase or other comparable terminology regarding beliefs, hopes, plans, expectations or intentions for the future. Forward looking statements involve various risks and uncertainties. Goldking's ability to predict results or the actual future effect of plans, initiatives or strategies is inherently uncertain and the actual results and timing of certain events could differ materially from Goldking's current expectations.

Overview

            Goldking is a growing, independent energy company focused on the exploration, exploitation and development of oil and natural gas properties located onshore and in state waters in the Gulf Coast region of the United States. Since Goldking's incorporation in July 2004, they have completed numerous acquisitions in their core geographic area, specifically targeting under-exploited and under-explored fields that had significant prospective acreage and high net revenue interests. Goldking's fields are primarily faulted, salt core structures characterized by multiple pay zones, many of which have not been drilled or completed. They believe this represents a significant opportunity to add reserves and grow production through the application of proven drilling and imaging technology. As they have built their property base, they have also assembled a talented and experienced technical team with proven expertise in evaluating and discovering and drilling and producing from complex reservoirs along the Gulf Coast. Goldking has taken the same targeted approach that they used in compiling their portfolio of assets to hiring highly skilled technical and operational people with backgrounds in their core region.

            In December 2004, Goldking completed the Live Oak Acquisition from Dunhill Exploration and Production, LLC. In October 2005, Goldking completed the acquisition of the Bayou Properties (the "Bayou Acquisition") from EnerVest which it believes contains significant development and exploration opportunities. In September 2006, Goldking completed the acquisition of the Hilcorp Properties which diversified its assets and added meaningful scale with significant PDP reserves. Goldking financed these acquisitions with a combination of funding from private equity stock investments, bank financings and cash flow from operations.

            As of December 31, 2006, based on the Reserve Report prepared by the independent engineering firm of Cawley, Gillespie & Associates, Inc. (the "CG&A Report"), Goldking had 112.4 Bcfe of estimated proved reserves with a PV-10 of $362.9 million. Average prices used in determining PV-10 were $5.62 per Mcf of natural gas and $61.06 per barrel of oil each with appropriate adjustments for quality and location applied. These prices do not reflect the impact of the hedging activities.

            The following table summarizes of Goldking's property acquisitions.

                                                                                                        Price
                                                                                      Purchase        Net Proved       per
Acquisition                                                     Date Acquired           Price          Reserves        Mcfe
----------------------------------------------------------   ------------------      ----------       ----------      -----
                                                                                     ($ millions)        (Bcfe)
Live Oak(1)...............................................    December 15, 2004      $      6.0             7.5       $0.80
Bayou(2)..................................................     October 31, 2005            89.0            45.4        1.96
Hilcorp(3)................................................   September 28, 2006           126.0            53.3        2.36
                                                                                     ----------           -----       -----
       Total...................................................................      $    221.0           106.2       $2.08
                                                                                     ==========           =====       =====

----------
(1) Includes payment of a $0.9 million closing adjustment by Goldking with an effective date of August 1, 2004.

(2) Includes payment of a $5.5 million closing adjustment by EnerVest with an effective date of July 1, 2005.

(3)   No closing adjustment paid with an effective date of September 1, 2006.

Capital Expenditures

            Goldking has developed an active capital expenditure program to take advantage of its inventory of drilling prospects. Goldking capital expenditures included $89 million in 2005 and $126 million in 2006 for acquisitions. Goldking's exploration, exploitation and development drilling capital expenditures were approximately $16.1 million in 2006.

Trends Affecting Goldking's Results of Operations

            Bayou and Hilcorp Properties Acquisitions. Goldking's results of operations reflect the inclusion of the Bayou Acquisition on October 31, 2005 and the acquisition of the Hilcorp Properties on September 28, 2006. Because of Goldking's growth through acquisitions, its historical results of operations and period-to-period comparison of these results and certain financial data may not be meaningful or indicative of future results.

            Production Trends. Average daily production of natural gas increased from 462 Mcf per day during the period from July 27, 2004 (inception) to December 31, 2004 to 1,662 Mcf per day for the year ended December 31, 2005 to 8,242 Mcf per day for the year ended December 31, 2006. Average daily production of oil increased from 77 Bbl per day during the period from July 27, 2004 (inception) to December 31, 2004 to 224 Bbl per day for the year ended December 31, 2005 to 1,458 Bbl per day for the year ended December 31, 2006. Natural gas and oil production has increased since 2004 due to the Live Oak, Bayou and Hilcorp Properties acquisitions. Goldking expects its 2007 natural gas and oil production to increase due to its acquisition of the Hilcorp properties on September 28, 2006 and combined exploration and development activity of its existing properties.

            Natural Gas and Oil Prices. Goldking's revenues are dependent on the prevailing prices of natural gas and oil and its ability to effectively hedge production to minimize adverse fluctuations in prices. Higher natural gas and oil prices have led to a higher demand for drilling rigs, operating personnel and field supplies and services, and have caused increases in the cost of those goods and services. To date, higher sales prices have offset higher field costs. Future earnings and cash flows are dependent on Goldking's ability to manage its overall cost structure to a level that allows for profitable production. Goldking's future earnings and cash flows are dependent on its ability to manage its overall cost structure to a level that allows for profitable production.

            Goldking's expectations with respect to future production rates are subject to a number of uncertainties, including those associated with the availability and cost of drilling rigs and third party services, natural gas and oil prices, the potential for mechanical problems, permitting issues, drilling success rates, the availability of acceptable delivery and sales arrangements with respect to the natural gas and crude oil production and the accuracy of its assumptions regarding the sustainability of historical growth rates, weather and other uncertainties. See "Risk Factors--Risks Related to Our Business."

            Production Expenses. Production expenses, which are driven by industry demand and competition for labor and services from the 2005 hurricane season, have caused substantial product and wage inflation. Also, given the age of much of Goldking's field facilities and the ever-increasing regulatory environment, a company focused on growth such as Goldking can expect to experience increasing production expenditures. However, with anticipated expanding production volumes that should result from exploration, exploitation and development expenditures during 2007, per-unit costs are expected to begin decreasing during the second half of 2007 and on into 2008.

            General and Administration Expenses. In order to manage and maximize growth, Goldking increased its professional staff, which has resulted in increased general and administrative costs. In the fourth quarter of 2005 and throughout 2006, Goldking incurred substantial costs associated with the integration of the Bayou and the Hilcorp Properties acquisitions, various system conversion costs and professional fees related to its annual audit and related activities. Additional integration and systems conversion costs will be incurred and substantially completed by the end of the first quarter of 2007.

            Debt Service Obligations. The indebtedness Goldking incurred in the acquisition of the Bayou Properties and Hilcorp Properties significantly increased its debt service obligations.

Significant Factors Affecting Revenues and Expenses

Revenues

            Natural gas and oil sales. Goldking's revenues are generated from sales of natural gas and oil and are substantially dependent on prevailing prices of natural gas and oil. Prices for natural gas and oil are subject to large fluctuations in response to relatively minor changes in the supply of or demand for natural gas and oil, market uncertainty and a variety of additional factors beyond Goldking's control. Natural gas and oil prices have fluctuated substantially from 2004 to 2006. Average prices received per Mcf of natural gas were $7.37, $10.01 and $7.66 during the period from July 27, 2004 (inception) to December 31, 2004, the year ended December 31, 2005, and the year ended December 31, 2006, respectively. Average prices received per Bbl of oil were $41.79, $54.84 and $61.54 during the period from July 27, 2004 (inception) to December 31, 2004, the year ended December 31, 2005 and the year ended December 31, 2006, respectively.

            Goldking enters into derivative arrangements for a portion of its natural gas and oil production to achieve a more predictable cash flow and to reduce its exposure to adverse fluctuations in the prices of natural gas and oil. For derivative instruments that are designated as a hedge, to the extent the instrument is price effective, Goldking defers recognition of any gains and losses in the instrument until it records revenue from the production associated with that instrument. Until their recognition, these deferred gains and losses are classified as unrealized gains or losses on derivative contracts on Goldking's balance sheet. Upon their recognition, these gains and losses are included with the revenue received from the associated production. For derivative instruments that are not classified as a hedge and for hedges, to the extent they are not price effective, Goldking recognizes in each period any gain or loss from settlement or mark-to-market valuations as price risk management activities in the statement of operations. Rising oil and natural gas prices created $1.0 million in derivative losses in 2005, and fluctuating oil prices and lower natural gas prices led to $0.3 million in derivative gains during the year ended December 31, 2006. In addition, at December 31, 2006, Goldking had unrealized gains in derivative contracts that were designated as hedges of $3.3 million, net of tax. These unrealized gains are a result of the mark-to-market valuations for derivative contracts designated as hedges. Gains and losses from price risk management activities are a result of settlements and mark-to market valuations from derivative contracts not designated as hedges as well as the price ineffectiveness from derivative contracts designated as hedges. Any payments actually due to or from counterparties in the future on these derivatives will ultimately be offset by corresponding changes in prices received from the sale of natural gas and oil production. See "Quantitative and Qualitative Disclosures about Market Risk".

Costs and Expenses

            Goldking's costs and expenses primarily involve the obligation of operating and maintaining its wells.

            Oil and natural gas operating expenses. Oil and natural gas operating expenses include certain direct employment-related costs, repair and maintenance costs, electrical power and fuel costs and other expenses necessary to maintain operations. Oil and natural gas operating expenses are driven in part by the type of commodity produced, the level of maintenance activity and the geographical location of its properties. Goldking capitalizes workover costs that result in reserve additions and includes the remainder in oil and natural gas operating expenses.

            Production and ad valorem taxes. Production taxes represent the state taxes imposed on mineral production. Production taxes are calculated based on sales revenues or volume of sales depending on the state. Ad valorem taxes represent property taxes.

            Depreciation, depletion and amortization. Depreciation, depletion and amortization represent the expensing of the capitalized costs of the natural gas and oil properties and the other property and equipment.

            Oil and natural gas exploration expenses. Exploration expenses include the geological and geophysical costs relating to Goldking's exploration efforts and costs related to unsuccessful exploratory wells.

            Asset retirement accretion expense. Asset retirement accretion expense relates to the accretion of the present value of the asset retirement obligations using Goldking's credit-adjusted risk-free interest rate in effect when the asset retirement obligation was initially recorded.

            General and administrative expenses. General and administrative expenses include employee compensation and benefits, professional fees or legal, accounting and other advisory services, corporate overhead and franchise taxes.

Other Expenses and Income

            Interest and other income. Goldking also generates interest income from its cash deposits and other income (loss) from gains or losses on the sale of assets.

            Income tax benefit. Income tax benefit represents current and deferred income taxes. Taxes are calculated by applying the statutory tax rates in effect for the applicable period to book loss. These calculated income tax amounts are further adjusted to reflect the impact of federal and state valuation allowances and to adjust for the tax effect of book income and book expense items which are not taxable or deductible for tax purposes.

Results of Operations

            The following table sets forth selected operating data for the periods indicated.

                                                                   For the
                                                                 Period from      Fiscal Years Ended
                                                                  July 27 to         December 31,
                                                                 December 31,   ---------------------
                                                                     2004         2005          2006
                                                                   --------     --------     --------
                                                                          (dollars in thousands,
                                                                        except for operating data)
Operating Results Data:
Revenues and other:
Oil and gas revenues ..........................................    $  1,045     $ 10,553     $ 55,795
Price risk management activities ..............................          (7)        (959)         324
Gain on sales of oil and gas properties .......................          --           51        3,305
Interest and other income .....................................          22           96          481
                                                                   --------     --------     --------
       Total revenue ..........................................       1,060        9,741       59,905

Costs and expenses:
Oil and gas operating expenses ................................         560        4,390       20,135
Production and ad valorem taxes ...............................          71          870        5,437
Depreciation, depletion and amortization ......................         241        2,659       14,958
Oil and gas exploration expenses ..............................         100            3        4,294
Asset retirement accretion expense ............................          --           68          445
General and administrative expenses ...........................         656        2,505        9,304
                                                                   --------     --------     --------
       Total operating expense ................................       1,628       10,495       54,573

Income (loss) from operations .................................        (568)        (754)       5,332
Interest expense ..............................................          (6)        (781)      (7,723)
                                                                   --------     --------     --------
       Loss before income taxes ...............................        (574)      (1,535)      (2,391)
Income tax benefit ............................................          57          575        1,016
                                                                   --------     --------     --------
    Net loss ..................................................    $   (517)    $   (960)    $ (1,375)
                                                                   ========     ========     ========
Net sales volumes:
Oil (Mbbl) ....................................................          12           82          532
Natural gas (MMcf) ............................................          73          607        3,008
                                                                   --------     --------     --------
       Natural gas equivalents (MMcfe) ........................         145        1,099        6,200

Average realized sales price (excluding derivative activities):
Oil ($/Bbl) ...................................................    $  41.84     $  54.84     $  61.54
Natural gas ($/Mcf) ...........................................        7.37        10.01         7.66

Average per Mcfe:
Oil and natural gas operating expense .........................    $   3.86     $   3.99     $   3.25
Depletion, depreciation, amortization and accretion ...........        1.66         2.42         2.41
General and administrative ....................................        4.53         2.28         1.50

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

            Oil and gas revenue. Goldking's oil and gas revenues increased to $55.8 million for 2006 as compared to $10.6 million for 2005 due primarily to the Bayou Acquisition on October 31, 2005, and to a lesser extent the acquisition of the Hilcorp Properties in September 2006, offset by the sale of certain non-operated properties in August 2006.

            Goldking recognized gains of $0.3 million related to derivatives that were not designated as hedges during 2006 compared to a loss of $1.0 million during 2005 due to a reduction in prices related to oil and gas production at December 31, 2006.

            During 2006, Goldking recognized gains on the sale of oil and gas properties of $3.3 million due primarily to the sale of the Buna Field in May 2006 and the sale of substantially all of its remaining non-operated properties in August 2006. There were no property sales during 2005.

            Oil and gas operating expenses. Goldking's oil and gas operating expenses increased to $20.1 million for 2006 as compared to $4.4 million for 2005 due primarily to the Bayou Acquisition on October 31, 2005, and to a lesser extent the acquisition of the Hilcorp Properties in September 2006, offset by the sale of certain non-operated properties in August 2006.

            Production and ad valorem taxes. Production and ad valorem taxes increased to $5.4 million for 2006 as compared to $0.9 million for 2005 due primarily to the Bayou Acquisition on October 31, 2005, and to a lesser extent the acquisition of the Hilcorp Properties in September 2006, offset by the sale of certain non-operated properties in August 2006.

            Depreciation, depletion and amortization. Depreciation, depletion and amortization expenses increased to $15.0 million for 2006 as compared to $2.7 million for 2005 as a result of a full year of amortization related to the Bayou Acquisition on October 31, 2005, and to a lesser extent three months of amortization related to the acquisition of the Hilcorp Properties in September 2006.

            Oil and gas exploration expenses. Goldking's oil and gas exploration expenses of $4.3 million for 2006 included six dry holes totaling $3.1 million and geological and geophysical expenses totaling $1.2 million. There were de minimis oil and gas exploration expenses during 2005.

            Asset retirement accretion expense. Goldking's asset retirement accretion expense increased to $0.4 million for 2006 from less than $0.1 million for 2005 due primarily to the Bayou Acquisition on October 31, 2005, and to a lesser extent the acquisition of the Hilcorp Properties in September 2006.

            General and administrative expenses. General and administrative expenses increased to $9.3 million for 2006 as compared to $2.5 million for 2005 due in most part to a significant increase in staffing levels and related costs occasioned by the increased scope of operations associated with the Bayou Acquisition on October 31, 2005 and the acquisition of the Hilcorp Properties in September 2006, as well as the costs associated with evaluating, completing and integrating both acquisitions.

            Interest expense. Interest expense of $7.7 million for 2006 was related primarily to borrowings used to fund the Bayou Acquisition. In addition, interest expense for 2006 included amortization of debt issue costs associated with the senior credit facility of $0.5 million and the write-off of debt issue costs of $0.3 million associated with a credit facility that was replaced in September 2006 by the current senior credit facility created in part to fund the acquisition of the Hilcorp Properties. Interest expense during 2005 was $0.8 million, and related primarily to borrowings used to fund the Bayou Acquisition in October 2005.

Year Ended December 31, 2005 Compared to the Period from July 27, 2004 (Inception) to December 31, 2004

            Oil and gas revenue. Goldking's revenues increased to $10.6 million for 2005 as compared to $1.0 million for the period from July 27, 2004 (inception) to December 31, 2004 due to the Bayou Acquisition on October 31, 2005, the Live Oak Acquisition on December 15, 2004, and a full year of operations in 2005.

            Included in revenue for 2005 was a loss of $1.0 million related to derivatives that were not designated as hedges. The corresponding loss in 2004 was de minimis. The increase in the loss was due to a general increase in commodity prices throughout the year 2005.

            Oil and gas operating expenses. Oil and gas operating expenses increased to $4.4 million for 2005 as compared to $0.6 million for the period from July 27, 2004 (inception) to December 31, 2004 due to the Bayou Acquisition on October 31, 2005, the Live Oak Acquisition on December 15, 2004, and a full year of operations in 2005.

            Production and ad valorem taxes. Production and ad valorem taxes increased to $0.9 million for 2005 as compared to less than $0.1 million for the period from July 27, 2004 (inception) to December 31, 2004 due to the Bayou Acquisition on October 31, 2005, the Live Oak Acquisition on December 15, 2004 and a full year of operations in 2005.

            Depreciation, depletion and amortization. Depreciation, depletion and amortization expense increased to $2.7 million for 2005 as compared to $0.2 million for the period from July 27, 2004 (inception) to December 31, 2004 as a result of amortization related to the Bayou Acquisition during November and December 2005 and the full year amortization of the property acquired in the Live Oak Acquisition on December 15, 2004.

            Oil and gas exploration expenses. Oil and natural gas exploration expenses for 2005 were de minimis. Oil and gas exploration expenses for the period from July 27, 2004 (inception) to December 31, 2004 were $0.1 million, and included two dry holes and no geological and geophysical expenses.

            Asset retirement accretion expense. Asset retirement accretion expense was less than $0.1 million for the year ended December 31, 2005 due to the Bayou Acquisition on October 31, 2005.

            General and administrative expenses. General and administrative expenses increased to $2.5 million for 2005 as compared to $0.7 million for the period from July 27, 2004 (inception) to December 31, 2004 due to the increased scope of operations associated with the Bayou Acquisition on October 31, 2005 and the Live Oak Acquisition on December 15, 2004 and a full year of operations in 2005.

            Interest expense. Interest expense of $0.8 million for 2005 increased from a few thousand dollars for the period from July 27, 2004 (inception) to December 31, 2004 as a result of the borrowing under Goldking's credit facility to fund the Bayou Acquisition on October 31, 2005.

            Net loss. The net loss of $1.0 million for 2005 as compared to the net loss of $0.5 million for the period from July 27, 2004 (inception) to December 31, 2004 was primarily due to increased operating and general and administrative expenses associated with the Bayou Acquisition on October 31, 2005. Moreover, the properties acquired in the Bayou Acquisition were not at full production capacity during November and December 2005 due to the impact of Hurricanes Katrina and Rita during the third quarter of 2005.

Liquidity and Capital Resources

            Overview. Goldking's principal requirements for capital are to fund its exploration, development and acquisition activities and to satisfy its contractual obligations, primarily for the repayment of debt and any amounts owed during the period related to its hedging positions. Goldking's uses of capital include the following:

            o     drilling and completing new natural gas and oil wells;

            o     constructing and installing new production infrastructure;

            o     acquiring additional reserves and producing properties;

            o acquiring and maintaining its lease acreage position and its seismic resources;

            o maintaining, repairing and enhancing existing natural gas and oil wells;

            o plugging and abandoning depleted or uneconomic wells and disassembly and removal of abandoned facilities; and

            o indirect costs related to exploration activities, including payroll and other expenses attributable to exploration professional staff.

            The following table sets forth selected cash flow data for the periods indicated.

                                                       Goldking Energy Corporation
                                             ----------------------------------------------
                                              Period from
                                             July 27, 2004
                                             (inception) to    Year Ended       Year Ended
                                              December 31,    December 31,     December 31,
                                                  2004            2005             2006
                                             --------------   ------------     ------------
                                                        (dollars in thousands)
Cash Flow:
------------------------------------------
Net cash provided by (used in) operating
    activities ...........................      $    (147)      $     161       $  10,394
Net cash used in investing activities ....         (7,429)        (95,889)       (134,564)
Net cash provided by financing activities          14,457          99,267         122,517
                                                ---------       ---------       ---------
       Net increase (decrease) in cash and
           cash equivalents ..............      $   6,881       $   3,539       $  (1,653)

            Cash flows provided by operating activities. Net cash provided by operating activities increased to $10.4 million for the year ended December 31, 2006 as compared to $0.2 million for the year ended December 31, 2005. This increase was primarily a result of increased cash flow from oil and natural gas properties acquired on October 31, 2005, and to a lesser extent, properties acquired on September 28, 2006. In addition to fluctuations in other operating assets and liabilities that are caused by the timing of cash receipts and disbursements, commodity prices, production volumes and operating expenses are the key factors influencing changes in operating cash flows.

            Goldking's operating cash flow is sensitive to many variables, the most significant of which is the volatility of prices for natural gas and oil produced. Prices for these commodities are determined primarily by prevailing market conditions. Regional and worldwide economic activity, weather and other substantially variable factors influence market conditions for these products. These factors are beyond Goldking's control and are difficult to predict. While the use of some hedging and derivative arrangements may limit the downside risk of adverse price movements, it also may limit future gains from favorable movements.

            To mitigate some of the potential negative impact on cash flow, Goldking utilizes commodity-based derivative instruments with major financial institutions to reduce exposure to fluctuations in the price of crude oil and natural gas. Goldking uses financially settled crude oil and natural gas puts, swaps and zero-cost collars. Any gains or losses resulting from the change in fair value of derivative instruments not designated as hedges or from hedging transactions that are determined to be ineffective are recorded in income, whereas gains and losses from the settlement of hedging contracts are recorded in crude oil and natural gas revenue.

            With a financially settled purchased put, the counterparty is required to make a payment to Goldking if the settlement price for any settlement period is below the hedged price of the transaction. With a swap, the counterparty is required to make a payment to Goldking if the settlement price for any settlement period is below the hedged price for the transaction, and Goldking is required to make a payment to the counterparty if the settlement price for any settlement period is above the hedged price for the transaction. With a zero-cost collar, the counterparty is required to make a payment to Goldking if the settlement price for any settlement period is below the floor price of the collar, and Goldking is required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar.

            Cash flows used in investing activities. Net cash used in investing activities increased to $134.6 million for the year ended December 31, 2006 as compared to $95.9 million for the year ended December 31, 2005. Payments to purchase oil and gas properties increased to $123.8 million for the year ended December 31, 2006 as compared to $80.8 million for the year ended December 31, 2005.

            Cash flows provided by financing activities. Net cash provided by financing activities increased to $122.5 million for the year ended December 31, 2006 as compared to $99.3 million for the year ended December 31, 2005 due to an increase in long-term borrowing to $117.6 million for the year ended December 31, 2006 as compared to $59 million for the year ended December 31, 2005 offset by a reduction in capital contributions from Goldking's principal shareholder to $6.4 million for the year ended December 31, 2006 as compared to $39.2 million for the year ended December 31, 2005.

            Equity contributions. Below is a summary of the equity contributions received during the periods ended December 31, 2004, 2005 and 2006:

            o During the period from July 27, 2004 (inception) to December 31, 2004, Goldking received net cash contributions of $14.8 million from its majority shareholders.

            o During the year ended December 31, 2005, Goldking received net cash contributions of $39.2 million from its majority shareholders.

            o During the year ended December 31, 2006, Goldking received net cash contributions of $6.4 million from its majority shareholders.

            Senior Credit Facility. On September 28, 2006, Goldking Operating Company, Goldking's wholly-owned subsidiary, entered into a $260,000,000 senior secured first lien credit facility ("senior credit facility") with Bank of America, N.A. and Union Bank of California, N.A. The Senior Credit Facility, which is guaranteed by Goldking Energy Corporation, initially consisted of (1) a $200,000,000 revolving credit facility with an initial borrowing base of $130,000,000, including a letter of credit sub-limit of $20,000,000 and (2) a $60,000,000 term B loan, which matures September 28, 2007. The revolving credit facility matures on September 28, 2010. Goldking borrowed $117,000,000 under the revolving credit facility on September 28, 2006 and had $4,125,000 in outstanding letters of credit. Goldking borrowed $60 million under the term B loan facility on September 28, 2006. Goldking was in violation of the Consolidated EBITDA to Consolidated Net Interest Expense covenant and the Consolidated Funded Indebtedness to Consolidated EBITDA covenant for the quarter ending December 31, 2006 under the First Amended Credit Agreement and the Second Lien Loan Agreement. Goldking's lenders under the First Amended Credit Agreement and the Second Lien Loan Agreement waived these covenants for the quarter ending December 31, 2006. The First Amended Credit Agreement and the Second Lien Loan Agreement will be paid off by the Shareholder with the proceeds it receives from Dune for the GEC Common Stock.

            On December 20, 2006, Goldking amended the Senior Credit Facility with Bank of America and certain other lenders to replace the existing $60 million term B loan with a $20 million first lien term loan due September 28, 2007 and a $40 million second lien term loan due September 28, 2011.

            Capital expenditures. Capital expenditures for the year ended December 31, 2006 were $137.8 million, which included $123.8 million related to the acquisition of the Hilcorp Properties and development costs related to the Bayou Properties. Capital expenditures for the year ended December 31, 2005 were $92.1 million and included $80.4 million related to the acquisition of the Bayou Properties. Capital expenditures for the years ended December 31, 2006 and 2005 do not include the asset retirement obligations recorded in conjunction with the acquisition of the Hilcorp Properties and the Bayou Acquisition.

            Capital Resources. Goldking intended to fund its capital expenditure program, contractual commitments, including settlement of derivative contracts and future acquisitions, from cash flows from operations and borrowings under its credit facility. Goldking primarily used cash to fund acquisitions and exploration and development expenditures during the year ended December 31, 2006, the year ended December 31, 2005 and the period from July 27, 2004 (inception) to December 31, 2004. At December 31, 2006, Goldking had a working capital deficit of $12.2 million.

            Contractual Obligations. The table below provides estimates of the timing of future payments that Goldking is obligated to make based on agreements in place at December 31, 2006. All amounts listed in the table below are categorized as liabilities on Goldking's balance sheet with the exception of lease payments for operating leases, performance bonds and outstanding letters of credit issued for performance obligations. Contractual obligations related to the credit facility include only payments of principal.

                                                                   As of December 31, 2006
                                                                   Payments Due by Period
                                              -------------------------------------------------------------------
                                                Total   1 year or less  2 - 3 years   4 - 5 years   after 5 years
                                              --------  --------------  -----------   -----------   -------------
                                                                   (dollars in thousands)
Contractual Obligations:
Revolver ...............................      $117,000      $     --      $     --      $117,000      $     --
First and second lien loan .............        59,517        19,517            --        40,000            --
Operating lease-office .................           653           315           338            --            --
Short term note payable ................         2,577         2,577            --            --            --
Letters of credit ......................         4,950         4,950            --            --            --
                                              --------      --------      --------      --------      --------
       Total Contractual Obligations ...       184,697        27,359           338       157,000            --

Other Long-Term Obligations:
Asset retirement obligations ...........         6,008            --            --           209         5,779
                                              --------      --------      --------      --------      --------
       Total Contractual Obligations and
           Commitments .................      $190,705      $ 27,359      $    338      $157,229      $  5,779
                                              ========      ========      ========      ========      ========

Inflation and Seasonality

            Inflation. Historically, general inflationary trends have not had a material effect on operating results. However, Goldking has experienced inflationary pressure on technical staff compensation and the cost of oilfield services and equipment due to the increase in drilling activity and competitive pressures resulting from higher oil and natural gas prices in recent years.

            Seasonality. Operating revenues and expenses are generally not affected by seasonal changes. At times, there may be seasonal declines in natural gas prices, usually in autumn, when natural gas storage facilities near full capacity. These seasonal declines in prices are usually temporary.

Quantitative and Qualitative Disclosures about Market Risk

            Market-sensitive instruments and risk management. Market risk is the potential loss arising from adverse changes in market rates and prices, such as commodity prices and interest rates. Goldking's primary market risk exposure is commodity price risk. This exposure is discussed in detail below.

            Commodity price risk. Goldking utilizes commodity-based derivative instruments with major financial institutions to reduce exposure to fluctuations in the price of crude oil and natural gas. Goldking uses financially settled crude oil and natural gas puts, swaps and zero-cost collars. Any gains or losses resulting from the change in fair value from hedging transactions that are determined to be ineffective are recorded in income, whereas gains and losses from the settlement of hedging contracts are recorded in crude oil and natural gas revenue.

            Interest rate risk. Goldking's exposure to changes in interest rates relates primarily to long-term debt obligations. Goldking may utilize interest rate derivatives to alter interest rate exposure in an attempt to reduce interest rate expense related to existing debt issues. Interest rate derivatives are used solely to modify interest exposure and not to modify the overall leverage of the debt portfolio. Goldking is exposed to changes in interest rates as a result of the senior credit facility.

            Goldking will generally invest cash equivalents in high-quality credit instruments consisting primarily of money market funds with maturities of 90 days or less. Goldking does not expect any material loss from cash equivalents and therefore Goldking believes its interest rate exposure on invested funds is not material.

            Hedging. With a financially settled purchased put, the counterparty is required to make a payment to us if the floating settlement price for any settlement period is below the fixed settlement price of the transaction. With a swap, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the hedged price for the transaction, and Goldking is required to make a payment to the counterparty if the settlement price for any settlement period is above the hedged price for the transaction. With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and Goldking is required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar.

            Derivative instruments are reported on the balance sheet at fair value as short-term or long-term receivables or payables.

            The energy markets have historically been very volatile, and there can be no assurances that crude oil and natural gas prices will not be subject to wide fluctuations in the future. While the use of hedging and derivative arrangements limits the downside risk of adverse price movements, some of these instruments also limit future gains from favorable movements.

            As of December 31, 2006, Goldking had the following derivative contracts outstanding:

                                                                           Natural Gas                     Crude Oil
                                                                 ----------------------------      -------------------------
                                                                                   Average
                                                                                strike price                  Average strike
Production Period                                                  MMbtu          per MMbtu        Barrels    price per Bbl
------------------------------------------------------------     ---------    ---------------      -------   ---------------
2007 Put (counterparty).....................................       840,000    $3.75 - $  8.50      156,000        $65.00
2007 Collar (counterparty)..................................       720,000    $8.50 - $10.85       156,000   $55.00 - $94.60
2007 Swap (counterparty)....................................     1,440,000         $7.94           132,000        $69.05
2008 Put (counterparty).....................................       730,000    $3.75 - $  8.50      120,000        $65.00
2008 Collar (counterparty)..................................       480,000    $8.00 - $10.50        96,000   $65.00 - $89.10
2008 Swap (counterparty)....................................       960,000         $8.14           120,000        $69.60

            Disclosure of Limitations. Goldking's ultimate realized gain or loss with respect to commodity price fluctuations will depend on the future exposures that arise during the period, Goldking's hedging strategies at the time and commodity prices at the time.

Critical Accounting Policies

            Goldking has identified the following policies as critical to the understanding of its financial condition and results of operations. This is not a comprehensive list of all of Goldking's accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States of America, with no need for management's judgment in selecting their application. There are also areas in which management's judgment in selecting any available alternative would not produce a materially different result. However, certain accounting policies are important to the portrayal of its financial condition and results of operations and require management's most subjective or complex judgments. In applying those policies, management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on historical experience, observation of trends in the industry, and information available from other outside sources, as appropriate. Goldking's critical accounting policies and estimates are set forth below. Certain of these accounting policies and estimates are particularly sensitive because of their complexity and the possibility that future events affecting them may differ materially from management's current judgment. Goldking's most sensitive accounting policy affecting its financial statements is its oil and natural gas reserves, which are highly sensitive to changes in oil and natural gas prices that have been volatile in recent years. Although decreases in oil and natural gas prices are partially offset by Goldking's hedging program, to the extent reserves are adversely impacted by reductions in oil and natural gas prices, Goldking could experience increased depreciation, depletion and amortization expense in future periods.

            Use of Estimates. The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period.

            Proved Oil and Natural Gas Reserves. Proved oil and natural gas reserves are defined by the SEC as those volumes of oil and natural gas that geological and engineering data demonstrate with reasonable certainty are recoverable from known reservoirs under existing economic and operating conditions. Proved developed reserves are volumes expected to be recovered from existing wells with existing equipment and operating methods. Although Goldking's external engineers are knowledgeable of and follow the guidelines for reserves established by the SEC, the estimation of reserves requires the engineers to make a number of significant assumptions based on professional judgment. Estimated reserves are often subject to future revision, certain of which could be substantial, based on the availability of additional information, including: reservoir performance, new geological and geophysical data, additional drilling, technological advancements, price changes and other economic factors. Changes in oil and natural gas prices can lead to a decision to start-up or shut-in production, which can lead to revisions in reserve quantities. Reserve revisions will inherently lead to adjustments of depreciation rates utilized by us. Goldking cannot predict the types of reserve revisions that will be required in future periods.

            Oil and Natural Gas Properties. Goldking accounts for its crude oil and natural gas properties under the Successful Efforts method of accounting. Under this method of accounting, costs to acquire mineral interests in crude oil and natural gas properties, to drill and equip exploratory wells that find proved reserves and to drill and equip development wells are capitalized.

            Pursuant to Statement of Financial Accounting Standards No. 144, "Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), Goldking reviews proved oil and natural gas properties and other long-lived assets for impairment when events and circumstances indicate a decline in the recoverability of the carrying value of such properties, such as a downward revision of the reserve estimates or commodity prices. Goldking estimates the future cash flows expected in connection with its properties and compare such future cash flows to the carrying amount of its properties to determine if the carrying amount is recoverable. When the carrying amounts of the properties exceed their estimated undiscounted future cash flows, the carrying amount of the properties is written down to their estimated fair value. The factors used to determine fair value include, but are not limited to, estimates of proved reserves, future commodity prices, and timing of future production, future capital expenditures and a risk-adjusted discount rate.

            Individually significant unproved properties are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Cash flows used in the impairment analysis are determined based on management's estimates of crude oil and natural gas reserves, future commodity prices and future costs to extract the reserves. Cash flow estimates related to probable and possible reserves are reduced by additional risk-weighting factors.

            Future production volumes from oil and natural gas properties are a significant factor in performing this impairment test. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves. Oil and natural gas reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be precisely measured. Such cost estimates related to future development costs of proved oil and natural gas reserves could be subject to significant revisions due to changes in regulatory requirements, technological advances and other factors which may be difficult to predict.

            Asset Retirement Obligations. Goldking's investment in oil and natural gas properties includes an estimate of the future cost associated with dismantlement, abandonment and restoration of its properties. These costs are recorded as provided in SFAS No. 143, Accounting for Asset Retirement Obligations. The present value of the future costs are added to the capitalized cost of its oil and natural gas properties and recorded as a short-term or long-term liability. The capitalized cost is included in oil and natural gas properties cost that are depleted over the life of the assets. The estimation of future costs associated with dismantlement, abandonment and restoration require the use of estimated costs in future periods that, in some cases, will not be incurred until a substantial number of years in the future. Such costs estimates could be subject to significant revisions in subsequent years due to changes in regulatory requirements, technological advances and other factors which may be difficult to predict.

            Derivative Instruments and Hedging Activities. Goldking uses various derivative instruments in connection with anticipated crude oil and natural gas sales to minimize the impact of commodity price fluctuations. Such instruments include the purchase of fixed price puts, fixed price swaps and costless collars. Although these derivative instruments expose Goldking to credit risk, Goldking monitors the creditworthiness of its counterparties, who include Bank of America, N.A., BP North America Gas and Power, Union Bank of California and Coral Energy Holdings L.P., and believe that losses from nonperformance are unlikely to occur. However, Goldking is not able to predict sudden changes in its counterparties' creditworthiness.

            Goldking accounts for its derivative instruments and hedging activities in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended. The statement established accounting and reporting standards requiring every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded on the balance sheet as either an asset or liability measured at fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met, wherein gains and losses are reflected in shareholder's equity in other comprehensive income (loss) until the forecasted production occurs, at which time these amounts are reclassified to earnings. Only derivative instruments that are expected to be highly effective in offsetting anticipated gains or losses on the hedged cash flows and that are subsequently documented to have been highly effective can qualify for hedge accounting. Any ineffectiveness in hedging instruments whereby gains or losses do not exactly offset anticipated gains or losses of hedged cash flows is recorded in earnings in the period in which the gain or loss occurs.

            The net cash flows related to any recognized gains or losses associated with these hedges are reported as oil and natural gas revenue and presented in cash flow from operations. If a hedge is terminated prior to expected maturity, gains or losses are deferred and included in income in the same period as the physical production hedged by the contract is delivered.

            The conditions to be met for a derivative instrument to qualify as a cash flow hedge are the following: (i) the item to be hedged exposes us to price risk; (ii) the derivative reduces the risk exposure and is designated as a hedge at the time the derivative contract is entered into; (iii) at the inception of the hedge and throughout the hedge period there is a high correlation of changes in the market value of the derivative instrument and the fair value of the underlying item being hedged.

            When the designated item associated with a derivative instrument matures, is sold, extinguished or terminated, derivative gains or losses are recognized as part of the gain or loss on sale or settlement of the underlying item. When a derivative instrument is associated with an anticipated transaction that is no longer expected to occur or if the correlation no longer exists, the gain or loss on the derivative is recognized in income to the extent the future results have not been offset by the effects of price changes on the hedged item since the inception of the hedge.

            Price volatility within a measured month is the primary factor affecting the analysis of effectiveness of Goldking's oil and natural gas derivatives. Volatility can reduce the correlation between the hedge settlement price and the price received for physical deliveries. Secondary factors contributing to changes in pricing differentials include changes in the basis differential which is the difference in the locally indexed price received for daily physical deliveries of the hedged quantities and the index price used in hedge settlement, and changes in grade and quality factors of the hedged oil and natural gas production which would further impact the price received for physical deliveries.

            Income Taxes. Goldking accounts for income taxes in accordance with SFAS No. 109 "Accounting for Income Taxes". Provisions for income taxes include deferred taxes resulting primarily from temporary differences due to different reporting methods for oil and natural gas properties for financial reporting purposes and income tax purposes.

            When recording income tax expense, certain estimates are required by management due to timing and the impact of future events on when income taxes expenses and benefits are recognized by us. Goldking may have to periodically evaluate any tax operating loss and other carryforwards to determine whether a gross tax asset, as well as evaluation allowance, should be recognized in its financial statements.

Concentrations of Credit Risk

            Substantially all of Goldking's accounts receivable result from natural gas and crude oil sales or joint interest billings to third parties in the oil and natural gas industry in the United States. This concentration of customers and joint interest owners may impact its overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. Accounts receivable are generally not collateralized. Historically, Goldking has not experienced credit losses on these receivables. Based on the current demand for natural gas and crude oil, Goldking does not expect that termination of sales to any of its current purchasers would have a material adverse effect on its ability to find replacement purchasers and to sell its production at favorable market prices.

            Further, Goldking's derivative instruments also expose it to credit risk in the event of nonperformance by counterparties. Generally, these contracts are with major investment grade financial institutions and other substantive counterparties. Goldking believes that credit risk related to its crude oil and natural gas hedging contracts and collar contracts is no greater than the risk associated with the primary contracts, and that the elimination of price risk through its hedging and derivative activities reduces volatility in reported results of operations, financial position and cash flows from period to period and lowers its overall business risk. However, as a result of these same hedging and derivative activities, Goldking may be exposed to greater credit risk in the future.

            Cash and cash equivalents include investments in money market accounts placed with high-rated financial institutions. Goldking's bank deposit accounts may, at times, exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. Goldking has not experienced any losses in such accounts.

                                SUMMARY REPORT OF
           CAWLEY, GILLESPIE & ASSOCIATES, INC. -- PETROLEUM ENGINEERS
                                    REGARDING
       DECEMBER 31, 2006 RESERVE ESTIMATES FOR GOLDKING ENERGY CORPORATION

                               EVALUATION SUMMARY

                      GOLDKING OPERATING COMPANY INTERESTS

                              TOTAL PROVED RESERVES
                   BAYOU, LIVE OAK & HILCORP PROPERTIES ET AL
                                LOUISIANA & TEXAS

                             AS OF DECEMBER 31, 2006

                                   SEC REPORT

                        [LOGO OF PETROLEUM CONSULTANTS]

                               EVALUATION SUMMARY

                      GOLDKING OPERATING COMPANY INTERESTS

                              TOTAL PROVED RESERVES
                   BAYOU, LIVE OAK & HILCORP PROPERTIES ET AL
                                LOUISIANA & TEXAS

                             AS OF DECEMBER 31, 2006

                                   SEC REPORT

                                        CAWLEY, GILLESPIE & ASSOCIATES, INC.
                                               PETROLEUM CONSULTANTS


                                              /s/ Robert D. Ravnaas, P.E.

                                               ROBERT D. RAVNAAS, P.E.
                                              EXECUTIVE VICE PRESIDENT


                                               /s/ W. Todd Brooker, P.E.

                                               W. TODD BROOKER, P.E.
                                                   VICE PRESIDENT

                      Cawley, Gillespie & Associates, Inc.
                              PETROLEUM CONSULTANTS

9601 AMBERGLEN BLVD., SUITE 117             306 WEST SEVENTH STREET,SUITE 302               1000 LOUISIANA STREET ,SUITE 625
AUSTIN, TEXAS 78729-1106                       FORT WORTH, TEXAS 76102-4987                        HOUSTON, TEXAS 77002-5008
512-249-7000                                           817-336-2461                                             713-651-9944
FAX 512-233-2618                                     FAX 817-877-3728                                       FAX 713-651-9980
                                                      www.cgaus.com

                                February 2, 2007

Mr. Richard E. Castagno
Director - Reservoir Engineering
Goldking Energy Corporation
777 Walker Street, Suite 2450
Houston, Texas 77002

                                  Re: Evaluation Summary - SEC
                                      Goldking Operating Company Interests
                                      Total Proved Reserves
                                      Bayou, Live Oak & Hilcorp Properties et al
                                      Louisiana & Texas

                                      As of December 31, 2006
                                      ==========================================

Dear Mr. Castagno:

            As requested, we are submitting our estimates of total proved reserves and forecasts of economics attributable to the Goldking Operating Company ("Goldking") interests in certain oil and gas properties located in various fields in Louisiana and Texas. This report is based upon a Goldking-provided SEC pricing deck that uses December 29, 2006 spot closing prices. The results of this evaluation are presented in the accompanying tabulations, with a composite summary of the presented below:

                                                        Proved             Proved
                                                       Developed          Developed              Proved            Total
                                                       Producing          Non-Prod.           Undeveloped         Proved
                                                       ---------          ---------           -----------         ------
Net Reserves
           Oil                     -  Mbbl               3,314.0            1,954.5               3,075.4          8,343.9
           Gas                     -  MMcf              28,639.9           17,071.2              16,667.3         62,378.3
           NGL                     -  Mbbl                   0.0                0.0                   0.0              0.0
Revenue
           Oil                     -  M$               197,281.2          116,619.6             183,187.9        497,088.7
           Gas                     -  M$               191,079.7          112,079.1             106,041.4        409,200.3
           NGL                     -  M$                     0.0                0.0                   0.0              0.0
Severance Taxes                    -  M$                32,852.2           18,638.7              24,949.9         76,440.8
Ad Valorem Taxes                   -  M$                 4,709.3            6,349.2               5,592.0         16,650.5
Operating Expenses                 -  M$                78,866.0           24,058.9              13,387.9        116,312.8
Workover Expenses                  -  M$                     0.0                0.0                   0.0              0.0
3rd Party COPAS                    -  M$                     0.0                0.0                   0.0              0.0
Other Deductions                   -  M$                31,642.2            6,865.8               5,876.8         44,384.8
Investments                        -  M$                36,093.9            9,976.5              39,829.2         85,899.6
Net Operating Income               -  M$               204,197.4          162,815.3             199,593.7        566,606.4

    Discounted @ 10%               -  M$               144,546.7           93,730.3             124,607.7        362,884.6

Goldking Operating Company Interests
February 2, 2007
Page 2


The discounted cash flow value shown above should not be construed to represent an estimate of the fair market value by Cawley, Gillespie & Associates, Inc. ("CG&A").

Presentation

            The report is divided into four reserve category sections: Total Proved ("TP"), Proved Developed Producing ("PDP"), Proved Developed Non-Producing ("PDNP") and Proved Undeveloped ("PUD"). Within each reserve category section are Tables I which present composite reserve estimates and economic forecasts for the particular reserve category. Following each of the Tables I within the PDP, PDNP and PUD sections are Table II "oneline" summaries that present estimates of ultimate recovery, gross and net reserves, ownership, revenue, expenses, investments, net income and discounted cash flow for the individual properties that make up the corresponding Table I. Also included within each of the four reserve category sections are composite Tables I for each field in alphabetical order.

            For a more detailed explanation of the report layout, please refer to the Table of Contents following this letter. The data presented in the composite Tables I are explained in page 1 of the Appendix. The methods employed in estimating reserves are described in page 2 of the Appendix.

Hydrocarbon Pricing

            As requested, oil and gas prices were adjusted to the following 12-29-2006 closing spot prices, with details as provided in Attachment A, page 4 of the Appendix:

                                 WTI Cushing          Henry Hub
                                  Crude Oil          Natural Gas
                  Year              $/STB              $/MMBtu
               ----------        -----------         -----------

                  2007            $   61.06           $    5.62
               Thereafter         $   61.06           $    5.62

            Oil and gas prices were held flat at $61.06 per barrel and $5.62 per MMBtu throughout the life of each property. Oil and gas price differentials were applied unescalated on a per property basis as provided and include adjustments for basis differential, transportation and/or crude quality and gravity corrections. Gas shrinkage and heating value as provided were applied separately as corrections to net gas sales and net gas price, respectively.

Risking

            Reserves and economics were not risked for any of the properties in this report.

Expenses and Taxes

            As required by SEC criteria, operating expenses and capital expenditures were not escalated. Initial lease operating expenses (column 22) were forecast on a per well basis based on historical expenses. Other Deductions (column 27) includes variable per-well operating expenses. Oil and gas severance tax values were determined by applying normal state severance tax rates, except for severance tax abatement properties. Ad valorem taxes were applied on a "per field" basis as provided by Goldking.

Miscellaneous

            An on-site field inspection of the properties has not been performed. The mechanical operation or conditions of the wells and their related facilities have not been examined nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. The salvage value of equipment at abandonment and the cost of plugging at abandonment have been included in the evaluation at the end of the proved reserve life as requested by Goldking. The abandonment cases were evaluated by field and are summarized in the attached Tables II and in Attachment B, page 5 of the Appendix.

Goldking Operating Company Interests
February 2, 2007
Page 3


            The proved reserve classifications used conform to the criteria of the Securities and Exchange Commission ("SEC") as defined in page 3 of the Appendix. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties in effect as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions have not been considered. All reserve estimates represent our best judgment based on data available at the time of preparation, and assumptions as to future economic and regulatory conditions. It should be realized that the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

            The reserve estimates were based on interpretations of factual data furnished by Goldking. Oil and gas prices, pricing differentials, expense data, capital investments, plug and abandonment costs, tax values and ownership interests were also supplied by Goldking and were accepted as furnished. To some extent, information from public records has been used to check and/or supplement these data. The basic engineering and geological data were subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data.

            This report was prepared for the exclusive use of Goldking Operating Company. Third parties should not rely on it without the written consent of the above and Cawley, Gillespie & Associates, Inc. Our work papers and related data are available for inspection and review by authorized, interested parties.

                                        Yours very truly,


                                        /s/ Cawley, Gillespie & Associates, Inc.

                                        CAWLEY, GILLESPIE & ASSOCIATES, INC.

                                TABLE OF CONTENTS
                      Goldking Operating Company Interests
              Bayou, Live Oak & Hilcorp Properties et al - LA & TX
                             As of December 31, 2006

--------------------------------------------------------------------------------

REPORT LETTER

TABLE OF CONTENTS

TOTAL PROVED TAB
      o  Table I - Total Proved
      o  Summary Plot - Total Proved
      o  Table I - Total Proved - By Field (for 23 Fields)

PROVED DEVELOPED PRODUCING TAB
      o  Table I - PDP
      o  Summary Plot - PDP
      o  Table II - PDP - Alphabetical by Field & Property, sub-totals on Field
      o  Table I - Total Proved - By Field (for 21 Fields)

PROVED DEVELOPED NON-PRODUCING TAB
      o  Table I - PDNP
      o  Summary Plot - PDNP
      o  Table II - PDNP - Alphabetical by Field & Property, sub-totals on Field
      o  Table I - Total Proved - By Field (for 14 Fields)

PROVED UNDEVELOPED TAB
      o  Table I - PUD
      o  Summary Plot - PUD
      o  Table II - PUD - Alphabetical by Field & Property, sub-totals on Field
      o  Table I - Total Proved - By Field (for 8 Fields)

APPENDIX TAB
      o  Page 1 - Explanatory Comments for Summary Tables
      o  Page 2 - Methods Employed in the Estimation of Reserves
      o  Page 3 - Reserve Definitions and Classifications
      o  Page 4 - Attachment A - SEC Pricing 12-29-2006
      o  Page 5 - Attachment B - Abandonment Costs & Timing

Note: Table I's are Grand Total Summaries of Reserves and Economics. Table II's are "One-Line" Lease Summaries of Economics for wells/leases in corresponding Table I's.

                                    APPENDIX
                 Methods Employed in the Estimation of Reserves

--------------------------------------------------------------------------------

            The four methods customarily employed in the estimation of reserves are (1) production performance, (2) material balance, (3) volumetric and (4) analogy. Most estimates, although based primarily on one method, utilize other methods depending on the nature and extent of the data available and the characteristics of the reservoirs.

            Basic information includes production, pressure, geological and laboratory data. However, a large variation exists in the quality, quantity and types of information available on individual properties. Operators are generally required by regulatory authorities to file monthly production reports and may be required to measure and report periodically such data as well pressures, gas-oil ratios, well tests, etc. As a general rule, an operator has complete discretion in obtaining and/or making available geological and engineering data. The resulting lack of uniformity in data renders impossible the application of identical methods to all properties, and may result in significant differences in the accuracy and reliability of estimates.

            A brief discussion of each method, its basis, data requirements, applicability and generalization as to its relative degree of accuracy follows:

            Production performance. This method employs graphical analyses of production data on the premise that all factors which have controlled the performance to date will continue to control and that historical trends can be extrapolated to predict future performance. The only information required is production history. Capacity production can usually be analyzed from graphs of rates versus time or cumulative production. This procedure is referred to as "decline curve" analysis. Both capacity and restricted production can, in some cases, be analyzed from graphs of producing rate relationships of the various production components. Reserve estimates obtained by this method are generally considered to have a relatively high degree of accuracy with the degree of accuracy increasing as production history accumulates.

            Material balance. This method employs the analysis of the relationship of production and pressure performance on the premise that the reservoir volume and its initial hydrocarbon content are fixed and that this initial hydrocarbon volume and recoveries therefrom can be estimated by analyzing changes in pressure with respect to production relationships. This method requires reliable pressure and temperature data, production data, fluid analyses and knowledge of the nature of the reservoir. The material balance method is applicable to all reservoirs, but the time and expense required for its use is dependent on the nature of the reservoir and its fluids. Reserves for depletion type reservoirs can be estimated from graphs of pressures corrected for compressibility versus cumulative production, requiring only data that are usually available. Estimates for other reservoir types require extensive data and involve complex calculations most suited to computer models which makes this method generally applicable only to reservoirs where there is economic justification for its use. Reserve estimates obtained by this method are generally considered to have a degree of accuracy that is directly related to the complexity of the reservoir and the quality and quantity of data available.

            Volumetric. This method employs analyses of physical measurements of rock and fluid properties to calculate the volume of hydrocarbons in-place. The data required are well information sufficient to determine reservoir subsurface datum, thickness, storage volume, fluid content and location. The volumetric method is most applicable to reservoirs which are not susceptible to analysis by production performance or material balance methods. These are most commonly newly developed and/or no-pressure depleting reservoirs. The amount of hydrocarbons in-place that can be recovered is not an integral part of the volumetric calculations but is an estimate inferred by other methods and a knowledge of the nature of the reservoir. Reserve estimates obtained by this method are generally considered to have a low degree of accuracy; but the degree of accuracy can be relatively high where rock quality and subsurface control is good and the nature of the reservoir is uncomplicated.

            Analogy. This method which employs experience and judgment to estimate reserves, is based on observations of similar situations and includes consideration of theoretical performance. The analogy method is applicable where the data are insufficient or so inconclusive that reliable reserve estimates cannot be made by other methods. Reserve estimates obtained by this method are generally considered to have a relatively low degree of accuracy.

            Much of the information used in the estimation of reserves is itself arrived at by the use of estimates. These estimates are subject to continuing change as additional information becomes available. Reserve estimates which presently appear to be correct may be found to contain substantial errors as time passes and new information is obtained about well and reservoir performance.

                                    APPENDIX
                     Reserve Definitions and Classifications

--------------------------------------------------------------------------------

            The Securities and Exchange Commission, in SX Reg. 210.4-10 dated November 18, 1981, as amended September 19, 1989, requires adherence to the following definitions of "proved" oil and gas reserves:

            "(2) Proved oil and gas reserves. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

            "(i) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

            "(ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

            "(iii) Estimates of proved reserves do not include the following:
(A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in un-drilled prospects.

            "(3) Proved developed oil and gas reserves. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

            "(4) Proved undeveloped reserves. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on un-drilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on un-drilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other un-drilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir."

--------------------------------------------------------------------------------

            Instruction 4 of Item 2(b) of Securities and Exchange Commission Regulation S-K states that "disclosure of estimates of probable or possible reserves and any estimated value thereof shall not be disclosed in any document publicly filed with the Commission." In evaluation reports prepared for other than Securities and Exchange Commission purposes, Cawley, Gillespie & Associates, Inc. may include "probable" and "possible" reserves based on the following definitions:

            Probable oil and gas reserves. Probable oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data infer to be commercially recoverable but where uncertainty as to this data preclude the classification of these reserves as "proved". The degree of risk in relying on estimates of "probable" reserves is greater than for "proved" reserves.

            Possible oil and gas reserves. Possible oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which limited geological and engineering data infer to be commercially recoverable but where uncertainty as to this data preclude the classification of these reserves as "probable". The degree of risk in relying on estimates of "possible" reserves is greater than for "probable" reserves.

                                  ATTACHMENT A

                      Goldking Operating Company Interests
                        12/31/2006 Reserve Report Pricing

                                SEC Price Case *

                                     WTI Cushing            HH Spot
                                      Oil Price            Gas Price
                 Year                   $/BBL               $/MMBTU
              ----------             -----------           ---------

                 2007                   61.06                5.620
              Escalation                flat                 flat
                 Cap                    61.06                5.620

           * Spot prices provided by Goldking, referenced 12-29-2006.

                                                                       Exhibit C

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

      The following unaudited pro forma condensed consolidated financial statements and related notes are presented to show the pro forma effects of the acquisition of Goldking. In addition, the unaudited pro forma condensed financial statements include the effects of Goldking's acquisition of certain oil and natural gas properties from Hilcorp Energy II, L.P., Hilcorp Energy I, L.P. and Hilcorp Energy IV, L.P. on September 28, 2006. The pro forma condensed consolidated statement of operations for the year ended December 31, 2006 is presented to show income from continuing operations as if the Goldking and Hilcorp acquisitions occurred as of the beginning of the period. The pro forma condensed consolidated balance sheet is based on the assumption that the Goldking acquisition occurred effective December 31, 2006.

      Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma condensed consolidated financial statements. The pro forma data are not necessarily indicative of the financial results that would have been attained had the Goldking acquisition occurred on the dates referenced above and should not be viewed as indicative of operations in future periods. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with notes thereto, Dune's consolidated financial statements as of and for the year ended December 31, 2006 included in this offering circular and Goldking's consolidated financial statements as of and for the year ended December 31, 2006 included in this offering circular.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                                 As of December 31, 2006
                                                                 Dune            Goldking           Adjustments           Pro Forma
                                                                 ----            --------           -----------           ---------
                                                                                   (dollars in thousands)
Assets:
Cash and equivalents ......................................... $   3,575         $   8,767          $  13,415 (a)         $  44,825
                                                                                                      398,992 (b)
                                                                                                     (110,983)(c)
                                                                                                     (268,941)(d)
Restricted cash ..............................................        --               161                 --                   161
Accounts receivable ..........................................     3,850            18,326                 --                22,176
Other current assets .........................................       132             7,987                 --                 8,119
                                                               ---------         ---------          ---------             ---------
        Total current assets .................................     7,557            35,241             32,483                75,281

                                                                  35,218           225,539             15,000 (a)           352,671
Oil and natural gas properties being amortized ...............                                         68,033 (c)
                                                                                                        8,881 (e)
Oil and natural gas properties not subject to amortization ...     5,856                --             (3,853)(e)             2,003
                                                                   1,182             2,137              3,984 (a)             6,008
Deferred financing costs .....................................                                         26,008 (b)
                                                                                                       (7,303)(d)
Other assets .................................................     1,046             8,024               (369)(c)             8,701
                                                               ---------         ---------          ---------             ---------
        Total assets.......................................... $  50,859         $ 270,941          $ 142,864             $ 464,664
                                                               =========         =========          =========             =========

Liabilities and shareholders' equity (deficit):
Accounts payable and accrued liabilities...................... $   4,685         $  27,096          $      --             $  31,781
Current maturities of long-term debt .........................     4,786            19,517             (4,786)(a)                --
                                                                                                      (19,517)(d)
Deferred taxes ...............................................        --               816               (816)(c)                --
                                                               ---------         ---------          ---------             ---------
        Total current liabilities ............................     9,471            47,429            (25,119)               31,781
Long-term debt ...............................................    55,239           157,000             37,185 (a)           285,000
          ....................................................                                        285,000 (b)
          ....................................................                                       (249,424)(d)
Other liabilities ............................................     1,398             6,009                 --                 7,407
Redeemable convertible preferred stock .......................        --                --            140,000 (b)           140,000
                                                               ---------         ---------          ---------             ---------
        Total liabilities ....................................    66,108           210,438            187,642               464,188
                                                               ---------         ---------          ---------             ---------
Shareholders' equity (deficit):
Common stock .................................................        59                --                 10 (c)                69
Additional paid-in capital ...................................    43,586            60,053            (42,063)(c)            61,576
Accumulated other comprehensive income .......................        --             3,302             (3,302)(c)                --
                                                                 (58,894)           (2,852)            (7,303)(d)           (61,169)
Accumulated deficit ..........................................                                          2,852 (c)
                                                                                                        5,028 (e)
                                                               ---------         ---------          ---------             ---------
Total shareholders' equity (deficit) .........................   (15,249)           60,503            (44,778)                  476
                                                               ---------         ---------          ---------             ---------
        Total liabilities and shareholders' equity (deficit).. $  50,859         $ 270,941          $ 142,864             $ 464,664
                                                               =========         =========          =========             =========

  See notes to unaudited pro forma condensed consolidated financial statements.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                                                             Fiscal Year Ended December 31, 2006
                                                     -------------------------------------------------------------------------------
                                                       Dune                  Goldking
                                                     ----------------------------------------------
                                                                                               Pro
                                                                             Pro Forma        Forma       Pro Forma      Pro Forma
                                                     Actual      Actual     Adjustments     Combined     Adjustments    Consolidated
                                                     ------      ------     -----------     --------     -----------    ------------
                                                                        (dollars in thousands, except per share data)
Revenues .......................................... $  7,580    $ 55,794     $ 29,564(1)    $ 85,358   $      --       $  92,938

Operating expenses:
       General and administrative expense .........    4,823       9,304           --          9,304          --          14,127
       Direct operating expenses ..................    2,011      25,572        7,708(1)      33,280          --          35,291
       Oil and gas exploration expense ............       --       4,294           --          4,294       6,321 (e)      10,615
       Accretion expense ..........................       25         445          112(2)         557          --             582
       Depletion, depreciation and amortization ...    4,402      14,958        7,557(3)      22,515       3,194 (e)      34,209
                                                                                                           4,098 (f)
       Proved property impairment expense .........   42,913          --           --             --     (18,640)(e)      24,273
                                                   ---------    --------     --------       --------   ---------       ---------
       Total operating expenses ...................   54,174      54,573       15,377         69,950      (5,027)(e)     119,097
                                                   ---------    --------     --------       --------   ---------       ---------
Operating income (loss) ...........................  (46,594)      1,221       14,187         15,408       5,027         (26,159)
                                                   ---------    --------     --------       --------   ---------       ---------
Other income (expense):
       Interest income ............................      217         481           --            481          --             698
       Interest expense ...........................   (4,582)     (6,943)     (7,703)(4)     (14,646)    (24,764)(h)     (43,992)
       Amortization of deferred financing costs ...   (2,148)       (780)          --           (780)     (7,303)(d)     (15,432)
                                                                                                          (5,201)(g)
       Gain (loss) on embedded derivative liability      (34)        324           --            324          --             290
       Other expense ..............................     (495)      3,305           --          3,305          --           2,810
                                                   ---------    --------     --------       --------   ---------       ---------
       Total other income (expense) ...............   (7,042)     (3,613)      (7,703)       (11,316)    (37,268)        (55,626)
                                                   ---------    --------     --------       --------   ---------       ---------
Income (loss) before income taxes .................  (53,636)     (2,392)       6,484          4,092     (32,241)        (81,785)
Income tax (expense) benefit ......................       --       1,017      (2,756)(5)      (1,739)         --          (1,739)
                                                   ---------    --------     --------       --------   ---------       ---------
Net income (loss) ................................. $(53,636)   $ (1,375)    $  3,728       $  2,353   $ (32,241)      $ (83,524)
                                                   =========    ========     ========       ========   =========       =========
Net loss per share:
       Basic and diluted........................... $  (0.92)                                                          $   (1.22)
Weighted average shares outstanding:
       Basic and diluted..........................  58,583,932                                         10,055,866(i)   68,639,798

  See notes to unaudited pro forma condensed consolidated financial statements.

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

            The acquisition is described in the section entitled "The Transactions" contained elsewhere in this offering circular. The unaudited pro forma statement of operations for the year ended December 31, 2006 and the unaudited pro forma balance sheet as of December 31, 2006, are based on the consolidated financial statements of Dune and Goldking for the year ended December 31, 2006 and the adjustments and assumptions described below.

2. Dune/Goldking Pro Forma Adjustments:

      The unaudited pro forma financial statements reflect the following adjustments:

      a. Record the net proceeds from the $65,000,000 Credit Agreement and the related repayment of $32,601,000 of Dune's debt and $15,000,000 Earnest Money deposit paid to the Shareholder.
      b. Record the net proceeds from the offering of the notes and the Preferred Stock. Total fees amount to $26,008,000.
      c. Record purchase of Goldking by issuing 10,055,866 shares of common stock and cash of $110,983,000.
      d. Record payoff of existing long-term debt of Dune and Goldking and record the accelerated amortization of deferred financing costs related to the payoff of the existing long-term debt.
      e. Record the effects of the change in Dune's accounting method from full cost to successful efforts.
      f. Record incremental depreciation, depletion and amortization expense, using units of production method, resulting from the purchase of Goldking.
      g. Record amortization of deferred financing costs of the notes and the Preferred Stock. Amortization expense is $5,201,000 for the year ended December 31, 2006.
      h. Adjust interest expense to exclude interest expense from redeemed existing debt of Dune and Goldking, and include interest expense of $43,925,000 associated with the offering of the notes and the Preferred Stock. An increase of 0.125% in the interest rate of the notes would produce an increase of interest expense of $356,250. An increase of 0.125% in the dividend rate of the Preferred Stock would produce an increase of interest expense of $175,000.
      i. Represents shares to be issued to the Shareholder for the acquisition of Goldking. This amount excludes 7,000,000 shares that have been issued to officers of Dune in 2007 that are cancelled in the event we do not complete the acquisition of Goldking on or prior to June 30, 2007. If these shares were included in the weighted average outstanding shares, the pro forma net loss would be $1.10.

3. Goldking/Hilcorp Pro Forma Adjustments:

      (1) To reflect the historical revenues and operating expenses of the Hilcorp Properties for the period January 1, 2006 to September 30, 2006. These amounts were derived from the audited statements of revenues and direct operating expenses of the properties acquired by Goldking.
      (2) To reflect the Hilcorp Properties' depreciation, depletion and amortization of oil and gas properties for production from January 1, 2006 to September 30, 2006. The depreciation, depletion and amortization was computed by allocating the total Hilcorp Properties' purchase price of $126.0 million to leasehold cost ($101.2 million) and tangibles ($24.8 million) and amortizing the costs based on the actual historical production divided by total proved reserves and proved developed reserves for leasehold costs and tangibles, respectively. There were no amounts allocated to unproved properties at the acquisition date. The allocation of the purchase price to the individual fields was based on their relative estimated fair value at the time of the acquisition based on amounts contained in the reserve report.
      (3) To reflect additional asset retirement obligation accretion for the Hilcorp Properties for the period January 1, 2006 to September 30, 2006.
      (4) To record additional interest expense related to the Hilcorp Properties. Pro forma interest expense assumes the $177.0 million of bank borrowing incurred if the acquisition of the Hilcorp Properties had occurred on January 1, 2006. Pro forma interest expense also includes $0.9 million of amortization of debt issue cost related to the credit facility.
      (5) To reflect additional income taxes associated with income from the Hilcorp Properties using an effective rate of 39.7% for the period January 1, 2006 to September 30, 2006.

                                                                       Exhibit D

                           PRO FORMA RESERVE ESTIMATES

      The pro forma reserve estimates set forth below were created by combining Dune and Goldking proved reserve estimates for specific line items for the years ended December 31, 2007 and December 31, 2008. These pro forma reserve estimates have not been prepared by D&M, CG&A or any other independent petroleum engineers. Further, our and Goldking's independent petroleum engineers made different assumptions when calculating our respective proved reserve estimates. As a result, the combination of our and Goldking's proved reserve estimates may not accurately portray the proved reserves of our company following the acquisition and in the future. However, the individual estimates for each of Dune and Goldking presented in the footnotes below are from the D&M Reserve Report and the CG&A Reserve Report respectively. While the amounts presented below are necessarily presented with numerical specificity, the actual results achieved during the periods presented will differ from these pro forma reserve estimates and such differences may be material. These estimates are based on information which is currently available and are subject to the uncertainties inherent in the application of judgmental factors in interpreting such information.

      While we believe the assumptions underlying these amounts are reasonable in light of current circumstances, no representation can be or is being made with respect to our ability to achieve these pro forma reserve estimates. Prospective investors must make their own determination as to the reasonableness of the below amounts in determining whether to purchase the securities. Prospective investors should also note that if one or more assumptions are not met, these pro forma reserve estimates may not be met. In addition, our future results are subject to risks and uncertainties over which we have no control or ability to predict. We can give no assurance as to our future operations or the amount of future income or loss as they relate to the below amounts. These pro forma reserve estimates should be read in conjunction with the rest of the offering circular, including "Special Note Regarding Forward-Looking Statements" and "Risk Factors". See "Risk Factors--The pro forma reserve estimates presented in this offering circular will differ from our actual results."

                                                                                                       Year Ending
                                                                                                       December 31,
                                                                                                 ----------------------
                                                                                                    2007          2008
                                                                                                 ---------     ---------
                                                                                                  (dollars in thousands)
Net oil and condensate production (Mbbl)(1)...................................................       1,163         1,332
Net sales gas production (MMcf)(2) ...........................................................       9,734        11,016

Oil and condensate prices ($ / Bbl)(3) .......................................................   $   59.59     $   59.55
Gas price ($ / Mcf)(4)........................................................................        6.20          6.25

Future gross revenue oil and condensate(5) ...................................................   $  69,288     $  79,298
Future gross revenue gas(6)...................................................................      60,405        68,847
Other revenue(7)..............................................................................           6            --
                                                                                                 ---------     ---------
   Future gross revenue total.................................................................     129,699       148,145

Production and ad valorem taxes(8)............................................................      12,988        14,685
Operating expenses(9).........................................................................      13,072        13,197
Other deductions(10)..........................................................................       5,246         4,694
Capital costs(11) ............................................................................      54,587        15,130
                                                                                                 ---------     ---------
   Future net cash flow(12)...................................................................      43,806       100,439
                                                                                                 ---------     ---------
Future field-level operating income(13).......................................................   $  98,393     $ 115,569
                                                                                                 =========     =========

----------
(1) Represents a sum of Net Oil and Condensate Production of 50 Mbbl for 2007 and 60 Mbbl for 2008 from the D&M Reserve Report and Net Oil Production of 1,113 Mbbl for 2007 and 1,272 Mbbl for 2008 from the CG&A Reserve Report.

(2) Represents a sum of Net Sales Gas Production of 2,643 MMcf for 2007 and 3,038 MMcf for 2008 from the D&M Reserve Report and Net Sales Gas of 7,091 MMcf for 2007 and 7,978 MMcf for 2008 from the CG&A Reserve Report.
(3) Calculated as weighted average based on production levels of Oil and Condensate Prices of $59.59/Bbl for 2007 and $59.57/Bbl for 2008 from the D&M Reserve Report and Average Oil Price of $59.59/Bbl for 2007 and $59.55/Bbl for 2008 from the CG&A Reserve Report.
(4) Calculated as weighted average based on production levels of Gas Prices of $5.54/Mcf for 2007 and $5.54/Mcf for 2008 from the D&M Reserve Report and an Average Gas Price of $6.45/Mcf for 2007 and $6.52/Mcf for 2008 from the CG&A Reserve Report.
(5) Represents a sum of Future Gross Revenue Oil and Condensate of $2,995 for 2007 and $3,552 for 2008 from the D&M Reserve Report and Oil Revenue of $66,293 for 2007 and $75,746 for 2008 from the CG&A Reserve Report.
(6) Represents a sum of Future Gross Revenue Gas of $14,637 for 2007 and $16,843 for 2008 from the D&M Reserve Report and Gas Revenue of $45,768 for 2007 and $52,004 for 2008 from the CG&A Reserve Report.
(7) Equal to Other Revenue of $6 for 2007 and $0 for 2008 from the CG&A Reserve Report.
(8) Represents a sum of Production and Ad Valorem Taxes of $1,544 for 2007 and $1,783 for 2008 from the D&M Reserve Report, Production Taxes of $9,293 for 2007 and $10,431 for 2008 and Ad Valorem Taxes of $2,151 for 2007 and $2,470 for 2008 from the CG&A Reserve Report.
(9) Represents a sum of Total Operating Expenses of $3,113 for 2007 and $3,275 for 2008 from the D&M Reserve Report and Operating Expenses of $9,959 for 2007 and $9,922 for 2008 from the CG&A Reserve Report.
(10) Equal to Other Deductions of $5,246 for 2007 and $4,694 for 2008 from the CG&A Reserve Report.
(11) Represents a sum of Capital Costs of $19,256 for 2007 and $7,324 for 2008 from the D&M Reserve Report and Investments of $35,331 for 2007 and $7,806 for 2008 from the CG&A Reserve Report.
(12) Calculated as the sum of (i) Future Gross Revenue Total of $17,632 for 2007 and $20,395 for 2008 less the sum of (a) Production and Ad Valorem Taxes of $1,544 for 2007 and $1,783 for 2008, (b) Total Operating Expenses of $3,113 for 2007 and $3,275 for 2008, and (c) Capital Costs of $19,256
      for 2007 and $7,324 for 2008, each from the D&M Reserve Report and (ii) Total Revenue of $112,067 for 2007 and $127,750 for 2008 less (a) Production Taxes of $9,293 for 2007 and $10,431 for 2008, (b) Ad Valorem Taxes of $2,151 for 2007 and $2,470 for 2008, (c) Operating Expenses of $9,959 for 2007 and $9,922 for 2008, (d) Other Deductions of $5,246 for 2007 and $4,694 for 2008, and (e) Investments of $35,331 for 2007 and $7,806 for 2008, each from the CG&A Reserve Report. As of April 20, 2007, the 2007 and 2008 averages of the NYMEX forward curve for (i) WTI crude oil are $66.28/Bbl and $69.64/Bbl, respectively and (ii) for Henry Hub natural gas are $8.02/Mcf and $8.61/Mcf, respectively.
(13) Calculated as Future Net Cash Flow (as defined above in footnote 12) plus Capital Costs (as defined above in footnote 11).


                                      D-2